UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2021

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2021 and 2020
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2021 and 2020
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of the Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2021 and 2020, and the changes in net assets available for benefits for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2021, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 23, 2022

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2021 and 2020

	2021	2020
Assets:
Investments, at fair value	$50,100,182	$44,300,987
Investments in fully benefit-responsive investment contracts, at contract value	1,622,570	1,744,512
Total investments	51,722,752	46,045,499
Receivables:
Employer contributions	1,169,311	1,175,217
Interest and dividends	15,142	10,688
Receivable for securities sold	2,679	2,829
Participant loans	1,046,211	1,200,179
Total receivables	2,233,343	2,388,913
Total assets	53,956,095	48,434,412
Liabilities:
Payable for securities purchased	2,495	4,010
Other investment liabilities	4,857	8,476
Payable for trustee, administrative fees and other	11,703	9,361
Total liabilities	19,055	21,847
Net assets available for benefits	$53,937,040	$48,412,565
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2021 and 2020

	2021	2020
Additions to net assets attributable to:
Investment income:
Dividends	$119,104	$125,624
Interest	56,113	76,274
Net appreciation in fair value of investments	6,607,977	5,012,427
Net investment income	6,783,194	5,214,325
Interest income on loans receivable from participants	55,757	67,869
Contributions:
Employer	1,169,311	1,175,216
Participants	1,399,045	1,452,428
Total contributions	2,568,356	2,627,644
Total additions to net assets	9,407,307	7,909,838
Deductions from net assets attributable to:
Distributions to participants	3,789,441	2,506,411
Trustee and administrative expenses	49,766	40,370
Dividends paid directly to participants	43,625	42,181
Total deductions from net assets	3,882,832	2,588,962
Net increase	5,524,475	5,320,876
Net assets available for benefits at:
Beginning of year	48,412,565	43,091,689
End of year	$53,937,040	$48,412,565
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc., (the Company) and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the Participant's individual investment decisions.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. Bank of New York Mellon is the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
During 2020, full‑time employees or part‑time employees scheduled to work 20 or more hours a week were eligible to participate on the first day of the first pay period after the participant became an employee of the Company. Part‑time employees scheduled to work fewer than 20 hours a week were eligible to participate in the Plan on January 1 or July 1 after the employee was credited with at least 1,000 hours of service during the first 12 months with the Company or at least 1,000 hours of service in any calendar year beginning after the employee’s date of hire.
On and after January 1, 2021, full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The minimum annual eligible pay does not exceed the applicable limits permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.
Participants who are age 50 or over by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to applicable statutory limit. There is no automatic enrollment for catch‑up contributions.
(d)    Employer Contributions
During 2021 and 2020, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the PRIRC) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed and transition contributions are invested in the same manner as a participant's contributions, or in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2021 and 2020, the employer contribution receivable was $1.20 million, respectively. Company contributions relating to 2021 and 2020 were received and credited to participant accounts during the first quarter of 2022 and 2021, respectively.

(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, investment gains and losses are allocated.
Participants may elect to invest their account balance, among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from other Puerto Rico qualified plans. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
Of the participant contributions reported in 2021 and 2020, there is $0 and $24,397 related to rollover contributions into the Plan, respectively.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used.
Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

•    If a participant reaches age 55, dies or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and (l).
(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2021 and 2020, $41 and $1,936, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2021 and 2020, unallocated forfeitures were $1,104 and $323, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2021 and 2020, bore interest rates from 4.25% to 6.50%. Loan terms range from 1 to 5 years for general purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.
If the value of a participant’s account equals or exceeds $5,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $5,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and displayed in US dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Cash equivalents and short-term investments are valued at cost, which approximates fair value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent bid quotation; securities traded in the over‑the‑counter market are valued at their last sale or bid price. This includes U.S. and non‑U.S. equities in separately managed accounts.
The shares of common stock held by the Citigroup Common Stock Fund are valued at the last reported sale price on the New York Stock Exchange on the last business day of the year.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund related investments which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s BNY Mellon Stable Value Fund (Fund) is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2021	2020
Synthetic GICs	$1,622,570	$1,744,512
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.
(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2021.

	December 31, 2021
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$64	$111,098	$111,162
Collective trust funds	—	43,027,953	43,027,953
U.S. equities	2,136,776	—	2,136,776
Non-U.S. equities	2,020,794	—	2,020,794
Mutual funds and other registered investment companies	2,803,497	—	2,803,497
Investments, at fair value	$6,961,131	$43,139,051	$50,100,182

Other investment liabilities	$(2,110)	$(2,747)	$(4,857)
The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2020.

	December 31, 2020
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$385	$108,685	$109,070
Collective trust funds	—	37,536,934	37,536,934
U.S. equities	2,010,199	—	2,010,199
Non-U.S. equities	1,730,105	—	1,730,105
Mutual funds and other registered investment companies	2,914,679	—	2,914,679
Investments, at fair value	$6,655,368	$37,645,619	$44,300,987

Other investment liabilities	$(773)	$(7,703)	$(8,476)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2021 and 2020, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2021 and 2020.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of net assets available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2021 and 2020, approximately 3% and 3% of the Plan’s total investments were invested in Citigroup common stock, respectively.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $1.3 million at December 31, 2021 and December 31, 2020.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2021 and 2020. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective. In 2021 and 2020, the Company paid $43,625 and $42,181, respectively, to the participants for dividends on common stocks held directly.
At December 31, 2021 and 2020, the Plan held $103,516 and $98,609, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2021 and 2020, the Plan also held through its investment in synthetic GICs valued at $916 and $913, respectively, of Bank of New York Mellon corporate bonds and the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party‑in‑interest transactions.
(8)    Tax Status
The Puerto Rico Department of Treasury ("PR Treasury") has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the PR Treasury determined and informed the Plan that Amendments 1, 2 and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the PR Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the PR Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On June 4, 2018, the PR Treasury determined and informed the Plan that Amendment 6 to the Plan meets the applicable requirements of PRIRC. On July 11,

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2021 and 2020

2019, the PR Treasury determined and informed the Plan that Amendment 7 to the Plan meets the applicable requirements of PRIRC.
Although the Plan has been amended effective January 1, 2021 since receiving the above-referenced determination letters (Amendment 8), the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the PRIRC. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2021 and 2020, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2018.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)    Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2021 and 2020:

	2021	2020
Net assets available for benefits per the financial statements	$53,937,040	$48,412,565
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	20,469	75,325
Net assets available for benefits per the Form 5500	$53,957,509	$48,487,890

Net increase in net assets available for benefits per the financial statements	$5,524,475	$5,320,876
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(75,325)	(28,731)
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	20,469	75,325
Net increase in net assets per Form 5500	$5,469,619	$5,367,470

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar			18		$13
	Bny Mellon Cash Reserve			63		63
	Brazil Real			447		81
	Canadian Dollar			80		62
	Danish Krone			4		1
	Euro Currency Unit			96		107
	Hong Kong Dollar			321		41
	Indian Rupee			6,618		89
	Japanese Yen			141,502		1,229
	New Taiwan Dollar			4,832		175
	New Zealand Dollar			7		6
	Pound Sterling			70		96
	Swedish Krona			1,149		127
	Swiss Franc			3		4
	Thailand Baht			2,780		85
	U.S. Dollar			5,467		5,467
*	Collective Us Gov'T Stif 15	—%		103,516		103,516
	Total cash equivalents and short-term investments			16		$111,162

	Collective trust funds:
	Blackrock Lifepath Index 2025 Fund F			8,487		$228,327
	Blackrock Lifepath Index 2030 Fund F			12,643		387,573
	Blackrock Lifepath Index 2035 Fund F			41,263		1,248,088
	Blackrock Lifepath Index 2040 Fund F			63,797		2,185,292
	Blackrock Lifepath Index 2045 Fund F			65,801		2,152,346
	Blackrock Lifepath Index 2050 Fund F			47,542		1,294,405
	Blackrock Lifepath Index 2055 Fund F			12,446		441,025
	Blackrock Lifepath Index 2060 Fund F			613		12,654
	Blackrock Lifepath Index Retirement Fund F			13,997		366,561
	Blackrock EAFE Equity Index Fund F			94,292		5,169,394
	Blackrock Emerging Markets Index Fund F			123,181		1,775,897
	Blackrock Msci Acwi Esg Focus Index Fund F			9,114		154,931
	Blackrock Roll Select Commodity Index Fund F			11,160		135,129
	Blackrock Russell 2000 Index Fund F			15,693		1,124,842
	Blackrock Russell 3000 Index Fund F			50,929		4,875,937
	Blackrock Mid Capitalization Equity Index Fund F			26,933		3,798,430
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Blackrock Equity Index Fund F			120,552		11,559,852
Blackrock US Debt Index Fund F			133,630		4,791,496
Blackrock US TIPS Fund F			28,112		734,177
Schroder Collective Investment Trust			28,719		422,751
Wellington CIF II Citigroup Emerging Markets Debt			13,410		168,846
Total collective trust funds					$43,027,953

Mutual funds:
BlackRock Cash Funds: Treasury			1,936,581		$1,936,581
Blackrock Hi Yield Bond Port-K			24,777		194,246
Dimensional Emrg Mrkts Ii			15,389		321,477
Fidelity Advisor Total Bond-Z			2,112		23,338
Ishares Msci Eafe Small-Cap			19		1,373
Natixis Ls Core Pl Bnd-Y			1,729		23,441
PGIM High Yield-R6			17,673		97,023
Pimco Income Fund-Institutional			983		11,736
T Rowe Price Institutional High Yield			22,003		194,282
Total mutual funds					$2,803,497

Non-U.S. equities:
360 Digitech Inc			254		$5,825
3I Group Plc			319		6,269
Aalberts Nv			6		429
Aarti Industries Ltd			76		1,032
Abb Ltd			226		8,655
Abcam Plc			47		1,094
Academedia Ab			54		331
Accenture Plc			38		15,608
Accton Technology Corp			98		922
Adc Therapeutics Sa			16		326
Adidas Ag			10		2,799
Adient Plc			4		193
Advantech Co Ltd			90		1,283
Adyen Nv			3		9,193
Aedas Homes Sa			14		375
Affle India Ltd			53		805
African Rainbow Minerals Ltd			38		552
Afry Ab			8		213
Aia Group Ltd			1,910		19,260
Aida Engineering Ltd			23		217
Aiful Corp			186		575
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Air Arabia Pjsc			604		238
Air Liquide Sa			117		20,383
Airtac International Group			93		3,435
Airtel Africa Plc			249		452
Aixtron Se			50		1,008
Aj Bell Plc			54		280
Akzo Nobel Nv			28		3,029
Alcon Inc			137		12,099
Alibaba Group Holding Ltd			792		17,788
A-Living Smart City Services			1,567		2,674
Alkermes Plc			8		183
Also Holding Ag			2		521
Altus Group Ltd			9		504
Amadeus It Group Sa			189		12,786
Ambea Ab			42		282
Amber Enterprises India Ltd			19		846
Ambev Sa			405		1,135
Ambu A/S			18		465
Americanas Sa			621		3,518
Amplifon Spa			38		2,034
Ams-Osram Ag			27		495
Anglo American Plc			98		3,990
Anima Holding Spa			77		394
Anritsu Corp			34		524
Anta Sports Products Ltd			114		1,716
Aon Plc			59		17,689
Apl Apollo Tubes Ltd			94		1,269
Apollo Hospitals Enterprise Ltd			41		2,776
Applus Services Sa			45		417
Ara Logos Logistics Trust			461		307
Arca Continental Sab De Cv			905		5,751
Arcelormittal Sa			137		4,371
Arcland Service Holdings Co Ltd			24		464
Arco Platform Ltd			15		314
Arcticzymes Technologies Asa			27		284
Aritzia Inc			12		509
Aruhi Corp			18		167
Ascential Plc			269		1,465
Ascom Holding Ag			25		319
Ase Technology Holding Co Ltd			1,419		5,461
Asiainfo Technologies Ltd			127		207
Asian Paints Ltd			52		2,367
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Askul Corp			15		200
Asm Pacific Technology Ltd			298		3,226
Asmedia Technology Inc			16		1,075
Asml Holding Nv			20		16,081
Asos Plc			19		631
Aspeed Technology Inc			33		4,215
Assured Guaranty Ltd			28		1,395
Astral Ltd			38		1,181
Atlas Copco Ab			163		11,236
Atlassian Corp Plc			23		8,806
Atul Ltd			7		801
Auction Technology Group Plc			23		481
Auto1 Group Se			8		175
Autohome Inc			106		3,114
Avanza Bank Holding Ab			20		722
Axfood Ab			48		1,395
Axis Capital Holdings Ltd			18		998
Azimut Holding Spa			40		1,119
Bajaj Finance Ltd			27		2,520
Balkrishna Industries Ltd			37		1,153
Baltic Classifieds Group Plc			136		465
Banco Bradesco Sa			1,550		5,301
Bandai Namco Holdings Inc			41		3,171
Bank Central Asia Tbk Pt			10,825		5,544
Bank Jago Tbk Pt			1,027		1,153
Bank Mandiri Persero Tbk Pt			10,717		5,283
Bank Of Georgia Group Plc			27		609
Bank Of Ningbo Co Ltd			257		1,546
Bank Of Nt Butterfield & Son			28		1,062
Bank Rakyat Indonesia Persero			20,516		5,916
Barclays Plc			1,535		3,889
Barco Nv			11		248
Bawag Group Ag			18		1,118
Baycurrent Consulting Inc			1		555
Bayer Ag			87		4,644
Beiersdorf Ag			66		6,790
Beijer Ref Ab			14		296
Best World International Ltd			469		472
Biogaia Ab			5		304
Biohaven Pharmaceutical Holding			3		407
Biomerieux			2		237
Bml Inc			11		340
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Boa Vista Servicos Sa			104		112
Bp Plc			1,007		4,508
Bridgepoint Group Plc			51		343
Brp Inc			41		3,588
Brunello Cucinelli Spa			6		398
Bucher Industries Ag			1		420
Bufab Ab			7		355
Burckhardt Compression Holding			1		649
Bure Equity Ab			11		520
Bw Lpg Ltd			121		688
Bwp Trust			177		534
Bytes Technology Group Plc			62		479
Cae Inc			231		5,844
Cairn Homes Plc			317		408
Canaccord Genuity Group Inc			56		672
Canadian National Railway Co			69		8,508
Canadian Pacific Railway Ltd			197		14,168
Canadian Western Bank			10		301
Cancom Se			6		428
Capgemini Se			63		15,332
Capitec Bank Holdings Ltd			26		3,357
Capri Holdings Ltd			5		320
Carel Industries Spa			36		1,079
Carlsberg As			52		9,082
Cellectis Sa			38		306
Cemex Sab De Cv			1,235		8,376
Centre Testing International			262		1,104
Centrica Plc			356		345
Cewe Stiftung & Co Kgaa			3		379
Chailease Holding Co Ltd			427		4,063
Charter Hall Group			112		1,672
Check Point Software Technology			38		4,403
Chicony Power Technology Co Ltd			86		244
China Feihe Ltd			2,171		2,913
China Longyuan Power Group Cor			2,975		6,945
China Meidong Auto Holdings Ltd			286		1,475
China Merchants Bank Co Ltd			566		4,398
China Resources Mixc Lifestyle			107		499
China Tourism Group Duty Free			23		789
Chroma Ate Inc			139		1,005
Chunbo Co Ltd			3		837
Cia De Saneamento Basico Do Es			475		3,426
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cicc Fin Trad Ltd 0% Nts			475		3,675
Cie Automotive Sa			9		290
Cie Financiere Richemont Sa			76		11,492
Cie Generale Des Etablissement			19		3,090
Clarivate Plc			178		4,179
Clicks Group Ltd			61		1,209
Clinuvel Pharmaceuticals Ltd			18		353
Coca-Cola Bottlers Japan Holding			6		64
Coca-Cola Europacific Partners			141		7,909
Cochlear Ltd			3		481
Coforge Ltd			19		1,537
Cogeco Communications Inc			68		5,438
Collins Foods Ltd			24		229
Com7 Pcl			417		1,022
Compass Group Plc			519		11,601
Computacenter Plc			37		1,445
Computer Age Management Services			28		994
Constellium Se			16		283
Contemporary Amperex Technology			73		6,714
Continental Ag			52		5,551
Cosmo Energy Holdings Co Ltd			45		874
Country Garden Services g			464		2,780
Cranswick Plc			8		392
Crispr Therapeutics Ag			2		134
Croda International Plc			6		822
Crompton Greaves Consumer Electrical			207		1,220
Cropenergies Ag			33		465
Csl Ltd			61		12,943
Cvs Group Plc			14		419
Dabur India Ltd			146		1,142
Daewoo Engineering & Construct			115		556
Daihen Corp			12		498
Daikin Industries Ltd			37		8,271
Daiwa House Industry Co Ltd			140		4,011
Daiwabo Holdings Co Ltd			38		609
Danel Adir Yeoshua Ltd			1		229
Dassault Syst Shs			56		3,348
Dbs Group Holdings Ltd			396		9,606
De' Longhi Spa			17		624
Dechra Pharmaceuticals Plc			5		393
Definity Financial Corp			10		235
Delta Electronics Inc			867		8,616
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Denka Co Ltd			5		162
Denso Corp			48		3,953
Dentalcorp Holdings Ltd			23		299
Derwent London Plc			11		522
Descartes Sys Group Inc			9		776
Descartes Systems Group Inc			5		448
Deutsche Boerse Ag			45		7,484
Dexerials Corp			21		754
Diageo Plc			142		7,749
Diagnosticos Da America Sa			363		2,201
Dic Corp			13		328
Digital Holdings Inc			13		153
Dino Polska Sa			29		2,637
Dios Fastigheter Ab			55		717
Disco Corp			14		4,252
Diversey Holdings Ltd			178		2,366
Divi'S Laboratories Ltd			26		1,628
Dixon Technologies India Ltd			23		1,736
Dksh Holding Ag			6		528
Dl E&C Co Ltd			22		2,197
Dlocal Ltd/Uruguay			37		1,323
Domino'S Pizza Group Plc			81		502
Dr Lal Pathlabs Ltd			24		1,218
Dr. Martens Plc			64		371
Dsv A/S			64		14,934
Dts Corp			16		355
Dundee Precious Metals Inc			76		473
E.Sun Financial Holding Co Ltd			2,325		2,358
East Money Information Co Ltd			276		1,605
Ecopro Bm Co Ltd			2		729
Edenred			7		318
Edita Food Industries Sae			16		36
E-Finance For Digital & Finance			216		279
Eiken Chemical Co Ltd			21		348
Electric Power Development Co			30		403
Elite Material Co Ltd			127		1,273
Ememory Technology Inc			25		1,942
Emis Group Plc			18		323
Enel Spa			752		6,024
Enerplus Corp			54		572
Engie Sa			777		11,504
Eni Spa			187		2,596
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Enn Energy Holdings Ltd			242		4,555
Equinor Asa			154		4,128
Erex Co Ltd			41		722
Ergomed Plc			17		347
Ermenegildo Zegna Holditalia			29		301
Escorts Ltd			40		1,024
Esker Sa			1		410
Esr Cayman Ltd			2,258		7,631
Essent Group Ltd			17		772
Essilorluxottica Sa			28		5,957
Eurofins Scientific Se			11		1,402
Europris Asa			142		1,135
Evertec Inc			12		610
Evolution Ab			86		12,275
Evotec Se			8		376
Evraz Plc			106		866
Experian Plc			440		21,636
Fabrinet			3		321
Faes Farma Sa			156		326
Fd Technologies Plc			14		384
Feng Tay Enterprise Co Ltd			114		958
Ferguson Plc			45		8,032
Ferrari Nv			49		12,688
Ferrexpo Plc			210		851
Ferronordic Ab			5		201
Fila Holdings Corp			16		470
Finecobank Banca Fineco Spa			40		701
First International Bank Of Is			26		1,091
Fisher & Paykel Healthcare Corp			44		979
Fix Price Group Ltd			370		2,790
Flatexdegiro Ag			22		515
Fluidra Sa			22		888
Formula Systems 1985 Ltd			3		395
Fresh Del Monte Produce Inc			20		555
Frontier Developments Plc			13		325
Fujimi Inc			10		641
Fujitec Co Ltd			16		348
Fujitsu General Ltd			18		437
Fujitsu Ltd			31		5,261
Fukui Computer Holdings Inc			7		207
Fukuoka Financial Group Inc			15		255
Fullcast Holdings Co Ltd			15		324
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Funding Circle Holdings Plc			187		283
G-7 Holdings Inc			29		421
Galp Energia Sgps Sa			658		6,375
Gazprom Pjsc			759		6,974
Genuit Group Plc			53		418
Genus Plc			17		1,119
Getinge Ab			16		712
Glencore Plc			750		3,809
Globalwafers Co Ltd			37		1,181
Globant Sa			30		9,314
Globeride Inc			12		326
Glory Ltd			13		238
Godrej Properties Ltd			38		954
Golden Agri-Resources Ltd			2,261		411
Grupo Aeroportuario Del Surest			2		350
Grupo Financiero Banorte Sab			471		3,066
Grupo Sbf Sa			66		269
Gujarat Gas Ltd			84		714
Gvs Spa			28		333
Haier Smart Home Co Ltd			127		537
Hansol Chemical Co Ltd			5		1,181
Hanwa Co Ltd			27		761
Havells India Ltd			96		1,812
Hazama Ando Corp			98		735
Hdfc Bank Ltd			469		19,566
Headhunter Group Plc			10		527
Heiwa Real Estate Co Ltd			11		382
Helen Of Troy Ltd			1		253
Helios Towers Plc			218		508
Hera Spa			222		925
Hikari Tsushin Inc			4		562
Hilan Ltd			5		343
Hindustan Unilever Ltd			34		1,082
Hitachi Ltd			243		13,143
Hong Kong Exchanges & Clearing			69		4,036
Hope Education Group Co Ltd			1,908		367
Horiba Ltd			5		299
Horizon Therapeutics Plc			40		4,257
Hoshino Resorts Reit Inc			—		526
Housing Development Finance Co			113		3,924
Howden Joinery Group Plc			44		540
Hoya Corp			54		8,010
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hyosung Tnc Corp			1		315
Hypoport Se			1		421
Hyundai Motor Co			50		7,060
Icici Bank Ltd			1,040		20,574
Icon Plc			44		13,571
Idec Corp/Japan			14		348
Idp Education Ltd			16		415
Ig Group Holdings Plc			39		427
Iguatemi Sa			13		43
I-Mab			7		346
Imcd Nv			4		868
Imi Plc			69		1,625
Immunocore Holdings Plc			11		364
Impala Platinum Holdings Ltd			356		5,016
Impro Precision Industries Ltd			544		129
Indian Energy Exchange Ltd			345		1,172
Indraprastha Gas Ltd			108		683
Infineon Technologies Ag			76		3,543
Info Edge India Ltd			20		1,511
Infocom Corp			36		688
Infroneer Holdings Inc			66		596
Ing Groep Nv			298		4,153
Ingenia Communities Group			257		1,162
Inghams Group Ltd			163		415
Inmobiliaria Colonial Socimi			55		519
Intact Financial Corp			19		2,479
Integrated Diagnostics Holding			202		259
Intermediate Capital Group Plc			39		1,167
International Container Terminal			258		1,010
International Game Technology			9		267
International Games System Co			9		262
Interroll Holding Ag			1		600
Intertrust Nv			17		384
Intesa Sanpaolo Spa			1,785		4,616
Intrum Ab			27		704
Ipsos			5		225
Iqe Plc			681		319
Itoham Yonekyu Holdings Inc			57		323
Janus Henderson Group Plc			49		2,072
Japan Tobacco Inc			131		2,635
Jd.Com Inc			107		3,765
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Jk Cement Ltd			19		857
Jost Werke Ag			11		641
Jpm -Cw22 China Three			4,865		5,748
Jpm -Cw22 Contemporary			35		3,215
Jpm Cw22 Eve Energy Co			218		4,058
Jpm -Cw22 Guangdong Jia			147		2,906
Jpm Cw22 Hebei Chengde			2,106		3,596
Jpm Cw22 Pylon Technol			121		3,740
Jpm Cw22 Wuliangye Yib			103		3,595
Jpm -Cw22 Yunnan Energy			134		5,282
Jpm Struct.Prod.Bv Lepw			613		936
Jpm-Cw22 Pharmaron Bei			98		2,181
J-Stream Inc			22		145
Julius Baer Group Ltd			51		3,411
Just Eat Takeaway.Com Nv			8		414
Justsystems Corp			9		415
Jyp Entertainment Corp			23		989
Kajaria Ceramics Ltd			60		1,049
Kakao Corp			55		5,218
Kakaobank Corp			32		1,604
Kanamoto Co Ltd			30		620
Kanzhun Ltd			28		982
Kaspi.Kz Jsc			12		1,368
Kb Financial Group Inc			61		2,840
Kbc Group Nv			41		3,504
Kendrion Nv			5		123
Keyence Corp			21		12,935
Keywords Studios Plc			23		920
Kfc Holdings Japan Ltd			37		939
Kindred Group Plc			69		821
Kingdee International Software			188		579
Kingsoft Cloud Holdings Ltd			120		1,884
Kintetsu World Express Inc			19		495
Knaus Tabbert Ag			4		268
Kobe Bussan Co Ltd			103		4,000
Koito Manufacturing Co Ltd			54		2,851
Koninklijke Dsm Nv			31		6,949
Koninklijke Philips Nv			137		5,115
Kose Corp			26		2,939
Kubota Corp			279		6,196
Kureha Corp			6		410
Kyocera Corp			72		4,472
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kyoritsu Maintenance Co Ltd			9		311
Laboratorios Farmaceuticos Rov			31		2,665
Larsen & Toubro Infotech Ltd			18		1,751
Lasertec Corp			51		15,647
Leeno Industrial Inc			8		1,405
Legrand Sa			40		4,653
Leovegas Ab			139		538
Lg Chem Ltd			4		2,143
Lg Household & Health Care Ltd			3		2,346
Li Ning Co Ltd			1,113		12,175
Life Corp			17		506
Lime Technologies Ab			8		286
Linamar Corp			7		396
Linde Plc			16		5,557
Linea Directa Aseguradora Sa			111		202
Localiza Rent A Car Sa			117		1,112
Locaweb Servicos De Internet			230		544
Lojas Renner Sa			591		2,594
London Stock Exchange Group Plc			23		2,180
Lonking Holdings Ltd			956		269
Lonza Group Ag			15		12,277
L'Oreal Sa			10		4,536
Lotes Co Ltd			50		1,377
Lotus Bakeries Nv			1		183
Luceco Plc			52		248
Lvmh Moet Hennessy Louis Vuitt			30		24,665
Mabuchi Motor Co Ltd			7		229
Macnica Fuji Electronics Holdi			27		645
Majorel Group Luxembourg Sa			12		378
Makita Corp			173		7,320
Man Group Plc/Jersey			263		811
Marcopolo Sa			493		270
Marfrig Global Foods Sa			48		191
Masonite International Corp			23		2,726
Matsukiyococokara & Co			7		261
Mayr Melnhof Karton Ag			2		350
Media Do Co Ltd			8		292
Mediatek Inc			294		12,661
Medtronic Plc			67		6,952
Meituan			70		2,010
Melexis Nv			4		485
Merck Kgaa			57		14,742
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Metawater Co Ltd			16		273
Metropolis Healthcare Ltd			21		972
Minda Industries Ltd			46		754
Mineral Resources Ltd			17		711
Mips Ab			2		309
Mirait Holdings Corp			55		910
Mitsui Mining & Smelting Co Lt			14		388
Mitsui-Soko Holdings Co Ltd			12		259
Modec Inc			20		242
Molten Ventures Plc			86		1,179
Momo.Com Inc			26		1,537
Moneysupermarket.Com Group Plc			210		615
Montana Aerospace Ag			18		664
Montea Nv			3		383
Morgan Advanced Materials Plc			94		457
Morgan Sindall Group Plc			20		679
Mr Price Group Ltd			228		2,855
Mtu Aero Engines Ag			29		5,948
Musashi Seimitsu Industry Co			27		445
Myt Netherlands Parent Bv			11		233
Nagarro Se			2		363
Nakanishi Inc			17		314
National Energy Services Reuni			18		172
National Express Group Plc			120		420
Naura Technology Group Co Ltd			18		980
Naver Corp			15		4,814
Nestle India Ltd			4		983
Nestle Sa			203		28,411
Net One Systems Co Ltd			18		485
Netease Inc			164		3,304
Network International Holdings			52		208
New Horizon Health Ltd			18		50
New Wave Group Ab			50		933
New Work Se			1		365
Nexity Sa			25		1,179
Nexon Co Ltd			126		2,431
Nextage Co Ltd			51		1,062
Ngk Spark Plug Co Ltd			18		320
Nice Information Service Co Ltd			16		237
Nifco Inc/Japan			8		266
Ninety One Plc			28		107
Nippon Ceramic Co Ltd			7		176
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nippon Seiki Co Ltd			29		291
Nippon Soda Co Ltd			15		431
Nippon Suisan Kaisha Ltd			144		677
Nipro Corp			54		509
Nitto Boseki Co Ltd			6		143
Nof Corp			13		679
Nojima Corp			19		407
Nomad Foods Ltd			34		869
Nordea Bank Abp			403		4,916
Norma Group Se			9		346
Nova Ljubljanska Banka Dd			181		3,092
Novanta Inc			3		616
Novartis Ag			66		5,839
Novo Nordisk A/S			168		18,838
Nrw Holdings Ltd			181		233
Nsk Ltd			48		305
Ntg Nordic Transport Group A/S			6		470
Obara Group Inc			11		322
Ocado Group Plc			46		1,050
Oci Nv			198		5,165
Olink Holding Ab			24		440
Olympus Corp			261		5,997
Ooh!Media Ltd			189		232
Ordina Nv			80		372
Ortho Clinical Diagnostics Holdings			45		956
Osstem Implant Co Ltd			44		5,275
Otp Bank Nyrt			55		2,823
Oxford Instruments Plc			16		561
Oxford Nanopore Technologies			39		367
Oz Minerals Ltd			24		501
Ozon Holdings Plc			6		164
Paltac Corp			5		220
Parex Resources Inc			17		284
Pasona Group Inc			11		318
Patria Investments Ltd			55		889
Peab Ab			45		566
Pepco Group Nv			174		2,002
Pernod Ricard Sa			83		19,937
Persol Holdings Co Ltd			14		421
Pet Center Comercio E Particip			171		503
Pharma Mar Sa			5		304
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Pharmaron Beijing Co Ltd			37		574
Pharming Group Nv			179		157
Phoenix Holdings Ltd			45		576
Pi Advanced Materials Co Ltd			20		915
Pi Industries Ltd			22		881
Pidilite Industries Ltd			52		1,708
Playtech Plc			20		202
Plus500 Ltd			11		204
Polycab India Ltd			25		820
Polymetal International Plc			230		4,061
Polypeptide Group Ag			3		467
Premier Investments Ltd			29		644
Pressance Corp			15		280
Prima Meat Packers Ltd			14		293
Prothena Corp Plc			3		140
Proya Cosmetics Co Ltd			26		842
Prudential Plc			196		3,391
Qatar National Bank Qpsc			596		3,303
Qiagen Nv			73		4,052
Qol Holdings Co Ltd			17		211
Qt Group Oyj			5		761
Raia Drogasil Sa			304		1,327
Randstad Nv			58		3,947
Realtek Semiconductor Corp			127		2,657
Reckitt Benckiser Group Plc			51		4,414
Reliance Industries Ltd			494		22,529
Relx Plc			578		18,784
Renew Energy Global Plc			576		4,484
Renewi Plc			27		278
Rengo Co Ltd			58		440
Renishaw Plc			7		475
Resorttrust Inc			43		707
Rheinmetall Ag			6		604
Rightmove Plc			85		919
Rio Tinto Plc			55		3,652
Roche Holding Ag			34		14,104
Rolls-Royce Holdings Plc			1,476		2,457
Rotork Plc			73		354
Round One Corp			13		155
Royal Unibrew A/S			6		665
Rws Holdings Plc			31		273
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ryanair Holdings Plc			69		6,994
Safaricom Plc			2,363		793
Safestore Holdings Plc			46		868
Sakata Inx Corp			43		374
Samsung Biologics Co Ltd			2		1,674
Samsung Electronics Co Ltd			679		43,442
Samsung Sdi Co Ltd			6		3,217
Sandfire Resources Ltd			72		344
Sandvik Ab			249		6,933
Sanofi			93		9,399
Sanwa Holdings Corp			38		402
Sap Se			66		9,400
Sapiens International Corp Nv			7		243
Sberbank Of Russia Pjsc			617		2,425
Schneider Electric Se			80		15,686
Schouw & Co A/S			4		336
Scout24 Se			10		683
Screen Holdings Co Ltd			8		856
Sea Ltd			15		3,379
Sega Sammy Holdings Inc			29		458
Semperit Ag Holding			7		231
Sensirion Holding Ag			2		257
Serco Group Plc			352		642
Shandong Weigao Group Medical			214		268
Shenzhen Inovance Technology			209		2,252
Shenzhou International Group			453		8,710
Shimano Inc			20		5,269
Shin-Etsu Chemical Co Ltd			16		2,715
Shop Apotheke Europe Nv			7		879
Shopify Inc			10		14,317
Signify Nv			8		390
Sika Ag			49		20,219
Silergy Corp			41		7,426
Simplo Technology Co Ltd			31		372
Sinbon Electronics Co Ltd			119		1,217
Sitc International Holdings Co			138		501
Sk Hynix Inc			155		17,171
Skan Group Ag			1		81
Skc Co Ltd			26		3,813
Sky Perfect Jsat Holdings Inc			94		344
Smc Corp			7		4,598
Smiths Group Plc			94		2,020
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Softcat Plc			17		406
Sony Group Corp			50		6,304
Sophia Genetics Sa			21		291
Sparebank 1 Nord Norge			26		331
Spie Sa			22		567
Spin Master Corp			17		653
Spirax-Sarco Engineering Plc			3		683
Srf Ltd			72		2,334
Ssp Group Plc			104		339
Stanley Electric Co Ltd			12		291
Stantec Inc			19		1,071
Starts Corp Inc			10		225
Steadfast Group Ltd			150		574
Steris Plc			42		10,323
Stoneco Ltd			17		284
Strabag Se			5		196
Sumitomo Seika Chemicals Co Ltd			7		192
Sun Frontier Fudousan Co Ltd			26		224
Suncor Energy Inc			334		8,366
Sungrow Power Supply Co Ltd			60		1,366
Suzhou Maxwell Technologies Co			14		1,401
Swcc Showa Holdings Co Ltd			14		207
Syncona Ltd			96		276
Systena Corp			99		370
Tag Immobilien Ag			84		2,352
Taiheiyo Cement Corp			27		529
Taiwan Semiconductor Manufactu			2,070		85,491
Taiyo Yuden Co Ltd			7		382
Takara Bio Inc			16		368
Takuma Co Ltd			16		199
Tamron Co Ltd			11		281
Tata Consultancy Services Ltd			114		5,735
Tata Consumer Products Ltd			103		1,031
Tata Elxsi Ltd			21		1,632
Tcs Group Holding Plc			53		4,477
Tecan Group Ag			2		665
Telekom Austria Ag			42		360
Telenor Asa			192		3,021
Telkom Indonesia Persero Tbk P			172		4,974
Tencent Holdings Ltd			597		34,974
Terumo Corp			132		5,587
Tesco Plc			3,137		12,319
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Tessenderlo Group Sa			8		315
Texhong Textile Group Ltd			185		245
Thg Plc			60		186
Thule Group Ab			23		1,369
Tikehau Capital Sca			12		328
Tmx Group Ltd			41		4,209
Toei Animation Co Ltd			4		363
Toei Co Ltd			4		656
Tokmanni Group Corp			45		1,006
Tokyo Tatemono Co Ltd			39		569
Tokyotokeiba Co Ltd			11		411
Tonies Se			12		159
Toronto Dominion Bank			60		4,631
Totvs Sa			245		1,261
Toyo Tire Corp			28		438
Trainline Plc			127		480
Trelleborg Ab			24		638
Trent Ltd			55		783
Tricon Residential Inc			823		12,578
Tsingtao Brewery Co Ltd			50		465
Tsugami Corp			73		1,118
Turk Telekomunikasyon As			265		192
Ubs Group Ag			444		8,001
Uchida Yoko Co Ltd			5		227
Unilever Plc			118		6,310
Unimicron Technology Corp			642		5,360
Uniqure Nv			3		54
United Laboratories Internatio			347		194
Upl Ltd			143		1,438
Usinas Siderurgicas De Minas			1,900		5,172
Valmet Oyj			38		1,613
Valora Holding Ag			2		281
Value Partners Group Ltd			799		398
Van Lanschot Kempen Nv			10		261
Varun Beverages Ltd			83		990
V-Cube Inc			21		189
Verallia Sa			15		528
Vestas Wind Systems A/S			92		2,824
Victorian Plumbing Group Plc			79		127
Victrex Plc			17		552
Vidrala Sa			5		489
Vimian Group Ab			21		183
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Vinci Partners Investments Ltd			62		666
Vitrolife Ab			17		1,030
Vnet Group Inc			435		3,926
Voltas Ltd			58		951
Voltronic Power Technology Cor			32		1,774
Vonovia Se			75		4,131
Wal-Mart De Mexico Sab De Cv			966		3,597
Watches Of Switzerland Group			46		889
Watkin Jones Plc			158		559
Weg Sa			269		1,591
Weir Group Plc			17		387
White Mountains Insurance Group			1		827
Wiwynn Corp			33		1,318
Wix.Com Ltd			3		528
Wizz Air Holdings Plc			41		2,311
Wuliangye Yibin Co Ltd			41		1,428
Wuxi Apptec Co Ltd			124		2,156
Wuxi Biologics Cayman Inc			878		10,426
Wuxi Lead Intelligent Equipment			127		1,484
Xero Ltd			5		469
Xp Inc			109		3,130
Yageo Corp			335		5,811
Yamaha Corp			68		3,343
Ya-Man Ltd			38		314
Yandex Nv			129		7,818
Yangzijiang Shipbuilding Holdings			501		498
Yellow Hat Ltd			26		374
Yougov Plc			53		1,154
Zealand Pharma A/S			14		314
Zenkoku Hosho Co Ltd			16		699
Zhangzhou Pientzehuang Pharmaceutical			19		1,318
Zhejiang Jingsheng Mechanical			134		1,462
Zhongsheng Group Holdings Ltd			264		2,057
Zijin Mining Group Co Ltd			4,113		4,896
Zim Integrated Shipping Service			6		355
Zurich Insurance Group Ag			13		5,555
Zylox-Tonbridge Medical Technology			8		26
Zymeworks Inc			2		32
Total non-U.S. equities					$2,020,794

U.S. equities:
Aaon Inc			2		$196
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Abercrombie & Fitch Co			5		173
Abm Industries Inc			73		2,958
Academy Sports & Outdoors Inc			4		158
Acadia Pharmaceuticals Inc			6		146
Acco Brands Corp			43		357
Accolade Inc			23		601
Aci Worldwide Inc			9		304
Adaptive Biotechnologies Corp			28		805
Addus Homecare Corp			19		1,710
Advanced Energy Industries Inc			3		282
Agios Pharmaceuticals Inc			3		110
Agree Realty Corp			187		13,302
Alarm.Com Holdings Inc			2		152
Albany International Corp			3		286
Alcoa Corp			10		600
Alector Inc			2		51
Alexandria Real Estate Equitie			65		14,408
Allegro Microsystems Inc			81		2,918
Allison Transmission Holdings			10		372
Allogene Therapeutics Inc			3		37
Altair Engineering Inc			3		232
Altra Industrial Motion Corp			4		226
Amedisys Inc			2		384
American Eagle Outfitters Inc			10		247
Ameris Bancorp			72		3,587
Amicus Therapeutics Inc			13		148
Amn Healthcare Services Inc			5		629
Apa Corp			8		206
Apellis Pharmaceuticals Inc			3		153
Arconic Corp			4		142
Ares Commercial Real Estate Co			13		187
Array Technologies Inc			54		850
Artisan Partners Asset Managem			12		590
Arvinas Inc			2		167
Asbury Automotive Group Inc			2		373
Asgn Inc			14		1,694
Aspen Technology Inc			2		330
Atkore Inc			4		422
Atricure Inc			3		181
Avalonbay Communities Inc			56		14,165
Aveanna Healthcare Holdings Inc			116		855
Avidxchange Holdings Inc			31		464
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Avnet Inc			11		444
Azenta Inc			4		426
Balchem Corp			1		158
Bankunited Inc			20		842
Belden Inc			17		1,133
Bellring Brands Inc			6		158
Berry Global Group Inc			3		251
Bigcommerce Holdings Inc			11		376
Bill.Com Holdings Inc			1		242
Bj'S Wholesale Club Holdings Inc			8		534
Blackbaud Inc			2		191
Blackline Inc			1		128
Blackstone Mortgage Trust Inc			24		729
Bloomin' Brands Inc			46		959
Blueprint Medicines Corp			3		343
Booz Allen Hamilton Holding Co			3		286
Boston Beer Co Inc/The			1		382
Box Inc			9		246
Boyd Gaming Corp			7		491
Bright Health Group Inc			51		175
Bright Horizons Family Solutio			1		147
Brightview Holdings Inc			26		364
Brinker International Inc			6		227
Brink'S Co/The			9		622
Bristow Group Inc			12		379
Brixmor Property Group Inc			622		15,799
Broadridge Financial Solutions			1		159
Bruker Corp			2		161
Brunswick Corp			5		531
Builders Firstsource Inc			7		600
Burlington Stores Inc			1		352
Cable One Inc			1		423
Caci International Inc			2		464
Cactus Inc			4		170
Caesars Entertainment Inc			27		2,563
Callaway Golf Co			32		869
Caredx Inc			3		128
Carter'S Inc			3		257
Casella Waste Systems Inc			10		854
Casey'S General Stores Inc			1		218
Catalent Inc			3		428
Cavco Industries Inc			1		296
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Cboe Global Markets Inc			1		77
	Central Garden & Pet Co			25		1,201
	Certara Inc			3		93
	Championx Corp			161		3,261
	Change Healthcare Inc			54		1,161
	Charles River Laboratories Intl			1		347
	Chase Corp			2		167
	Chemed Corp			1		114
	Chemocentryx Inc			18		662
	Choice Hotels International Inc			3		469
	Churchill Downs Inc			3		682
	Cirrus Logic Inc			3		233
*	Citigroup Inc			21,647		1,307,238
	Clear Secure Inc			15		478
	Clearway Energy Inc			5		192
	Cleveland-Cliffs Inc			92		2,003
	Cmc Materials Inc			1		241
	Cno Financial Group Inc			80		1,908
	Coca-Cola Consolidated Inc			1		366
	Cogent Communications Holdings			3		226
	Cognex Corp			3		271
	Collegium Pharmaceutical Inc			54		1,006
	Columbia Banking System Inc			7		241
	Comfort Systems Usa Inc			4		369
	Commscope Holding Co Inc			28		315
	Commvault Systems Inc			4		261
	Concentrix Corp			21		3,776
	Conmed Corp			2		249
	Consensus Cloud Solutions Inc			1		60
	Core & Main Inc			71		2,158
	Corvel Corp			2		387
	Cousins Properties Inc			86		3,451
	Crocs Inc			12		1,581
	Csw Industrials Inc			1		120
	Curtiss-Wright Corp			9		1,294
	Darling Ingredients Inc			38		2,656
	Deciphera Pharmaceuticals Inc			2		19
	Deckers Outdoor Corp			2		727
	Delek Us Holdings Inc			22		325
	Denali Therapeutics Inc			4		187
	Design Therapeutics Inc			29		616
	Dick's Sporting Goods Inc			2		212
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Digital Realty Trust Inc			44		7,798
Digital Turbine Inc			6		341
Digitalocean Holdings Inc			29		2,350
Diodes Inc			3		363
Domino'S Pizza Inc			1		76
Doubleverify Holdings Inc			16		517
Douglas Dynamics Inc			2		83
Doximity Inc			16		826
Dycom Industries Inc			33		3,060
Eagle Materials Inc			3		469
Eastgroup Properties Inc			93		21,192
Ecovyst Inc			20		205
Ehealth Inc			1		30
Element Solutions Inc			10		250
Emcor Group Inc			6		796
Emergent Biosolutions Inc			2		71
Employers Holdings Inc			7		286
Encore Capital Group Inc			13		803
Energizer Holdings Inc			24		981
Enersys			34		2,714
Enfusion Inc			33		690
Ensign Group Inc			7		614
Entegris Inc			24		3,333
Envestnet Inc			4		304
Envista Holdings Corp			29		1,319
Epam Systems Inc			18		11,711
Eplus Inc			2		82
Equinix Inc			39		32,566
Equity Lifestyle Properties Inc			103		8,993
Essex Property Trust Inc			60		21,060
Euronet Worldwide Inc			3		415
Eventbrite Inc			99		1,718
Evercore Inc			9		1,249
Everi Holdings Inc			6		120
Exact Sciences Corp			2		176
Exelixis Inc			7		127
Exlservice Holdings Inc			3		479
Exponent Inc			6		743
Extra Space Storage Inc			123		27,934
Factset Research Systems Inc			1		210
Fair Isaac Corp			1		349
Fate Therapeutics Inc			3		192
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Federal Agricultural Mortgage			5		611
Federal Realty Investment Trust			44		6,010
Federal Signal Corp			2		100
First American Financial Corp			4		286
First Bancorp/Southern Pines			4		173
First Foundation Inc			48		1,190
First Hawaiian Inc			34		923
First Industrial Realty Trust			57		3,772
First Merchants Corp			48		2,006
Five9 Inc			2		245
Floor & Decor Holdings Inc			5		625
Flywire Corp			22		832
Focus Financial Partners Inc			63		3,751
Foot Locker Inc			19		827
Formfactor Inc			9		411
Fortinet Inc			1		266
Freshworks Inc			18		485
Frontdoor Inc			14		521
Fti Consulting Inc			6		862
Gartner Inc			1		193
Generation Bio Co			4		25
Gibraltar Industries Inc			4		244
Global Blood Therapeutics Inc			4		110
Global Medical Reit Inc			403		7,150
Globus Medical Inc			6		401
Graco Inc			3		266
Graftech International Ltd			31		366
Graphic Packaging Holding Co			183		3,569
Gray Television Inc			15		294
Green Dot Corp			2		55
Gxo Logistics Inc			5		447
H&R Block Inc			8		199
Haemonetics Corp			6		338
Hain Celestial Group Inc			6		255
Halozyme Therapeutics Inc			10		401
Hanesbrands Inc			31		517
Hanover Insurance Group Inc			18		2,442
Harley-Davidson Inc			28		1,058
Harsco Corp			26		435
Hb Fuller Co			2		197
Healthcare Trust Of America Inc			152		5,092
Heidrick & Struggles International			31		1,340
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Helmerich & Payne Inc			18		433
Herc Holdings Inc			2		239
Hexcel Corp			4		229
Hillenbrand Inc			8		421
Hilton Grand Vacations Inc			5		247
Hollyfrontier Corp			23		757
Honest Co Inc/The			94		760
Host Hotels & Resorts Inc			572		9,946
Hub Group Inc			4		338
Hydrofarm Holdings Group Inc			1		16
Iaa Inc			7		364
Icf International Inc			15		1,515
Icu Medical Inc			2		441
Igm Biosciences Inc			1		35
Independence Realty Trust Inc			397		10,263
Ingevity Corp			10		692
Innovative Industrial Properti			1		283
Insight Enterprises Inc			17		1,822
Insmed Inc			49		1,324
Insperity Inc			3		398
Inspire Medical Systems Inc			1		332
Intellia Therapeutics Inc			3		380
Inter Parfums Inc			2		165
Interdigital Inc			11		754
Investors Bancorp Inc			30		452
Invitae Corp			9		130
Invitation Homes Inc			255		11,556
Ionis Pharmaceuticals Inc			4		114
Iovance Biotherapeutics Inc			31		598
Iridium Communications Inc			5		225
J & J Snack Foods Corp			2		282
Jamf Holding Corp			32		1,223
John B Sanfilippo & Son Inc			2		135
John Bean Technologies Corp			3		452
Kadant Inc			2		353
Kar Auction Services Inc			51		800
Karuna Therapeutics Inc			1		113
Kilroy Realty Corp			120		7,988
Knowbe4 Inc			86		1,966
Kodiak Sciences Inc			4		301
Korn Ferry			4		290
Kosmos Energy Ltd			162		560
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kulicke & Soffa Industries Inc			4		226
Kymera Therapeutics Inc			1		68
Kyndryl Holdings Inc			6		109
Landstar System Inc			3		502
Lantheus Holdings Inc			1		31
Lattice Semiconductor Corp			8		650
Lci Industries			9		1,313
Legalzoom.Com Inc			1		17
Lgi Homes Inc			3		391
Life Storage Inc			159		24,377
Life Time Group Holdings Inc			185		3,179
Lifestance Health Group Inc			119		1,133
Lincoln Electric Holdings Inc			2		218
Lindblad Expeditions Holdings			44		694
Littelfuse Inc			2		489
Louisiana-Pacific Corp			5		386
Lpl Financial Holdings Inc			3		482
Lululemon Athletica Inc			30		11,549
Lulu'S Fashion Lounge Holdings			69		704
Lumentum Holdings Inc			2		185
Macerich Co/The			779		13,468
Madrigal Pharmaceuticals Inc			1		39
Magnolia Oil & Gas Corp			20		387
Manhattan Associates Inc			5		749
Maravai Lifesciences Holdings			5		207
Marketaxess Holdings Inc			1		347
Matador Resources Co			2		57
Maximus Inc			4		359
Maxlinear Inc			6		421
Mcgrath Rentcorp			1		88
Medifast Inc			5		1,064
Medpace Holdings Inc			3		699
Mercadolibre Inc			4		5,348
Mercury Systems Inc			1		75
Merit Medical Systems Inc			6		345
Meritage Homes Corp			5		567
Metropolitan Bank Holding Corp			1		49
Mettler-Toledo International			7		12,664
Middlesex Water Co			3		383
Minerals Technologies Inc			3		226
Mirati Therapeutics Inc			2		282
Mirion Technologies Inc Cw25			62		155
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Mks Instruments Inc			2		408
Modine Manufacturing Co			56		567
Modivcare Inc			1		197
Molina Healthcare Inc			2		510
Monolithic Power Systems Inc			1		247
Moog Inc			2		181
Morphic Holding Inc			1		44
Mr Cooper Group Inc			13		523
Msa Safety Inc			2		247
Murphy Usa Inc			1		222
Myr Group Inc			20		2,246
Natera Inc			44		4,068
National Vision Holdings Inc			5		226
Navient Corp			42		895
Ncino Inc			1		76
Ncr Corp			32		1,314
Nelnet Inc			5		537
Neogenomics Inc			10		337
Neurocrine Biosciences Inc			2		142
Nevro Corp			27		2,198
Nexstar Media Group Inc			8		1,277
Nextera Energy Partners Lp			2		203
Nextier Oilfield Solutions Inc			42		147
Nmi Holdings Inc			23		501
Nurix Therapeutics Inc			1		36
Nuvasive Inc			2		79
Omnicell Inc			4		645
Onto Innovation Inc			3		276
Ormat Technologies Inc			1		84
Osi Systems Inc			1		46
Pacira Biosciences Inc			2		130
Pacwest Bancorp			14		617
Palomar Holdings Inc			2		109
Papa John'S International Inc			3		413
Parade Technologies Ltd			41		3,126
Paramount Group Inc			122		1,017
Patrick Industries Inc			5		421
Paylocity Holding Corp			1		296
Paymentus Holdings Inc			25		861
Pdc Energy Inc			71		3,466
Pebblebrook Hotel Trust			103		2,310
Pegasystems Inc			2		181
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Pennant Group Inc/The			5		126
Pennymac Financial Services In			7		492
Penumbra Inc			1		366
Perficient Inc			2		318
Performance Food Group Co			33		1,486
Petco Health & Wellness Co Inc			81		1,608
Petiq Inc			22		507
Phreesia Inc			2		84
Piedmont Lithium Inc			11		598
Piper Sandler Cos			13		2,308
Planet Fitness Inc			5		467
Pmv Pharmaceuticals Inc			33		757
Pool Corp			1		504
Portillo'S Inc			31		1,173
Portland General Electric Co			46		2,436
Power Integrations Inc			5		492
Pra Group Inc			11		547
Preferred Bank/Los Angeles Ca			4		287
Primerica Inc			4		660
Privia Health Group Inc			40		1,031
Proassurance Corp			20		503
Prog Holdings Inc			2		113
Prologis Inc			293		49,303
Provident Financial Services			54		1,301
Ptc Inc			2		226
Ptc Therapeutics Inc			4		166
Purple Innovation Inc			74		978
Quaker Chemical Corp			1		309
Qualys Inc			3		404
Quanterix Corp			2		64
Quidel Corp			1		112
R1 Rcm Inc			13		342
Rackspace Technology Inc			12		163
Range Resources Corp			4		67
Ranpak Holdings Corp			3		95
Rapid7 Inc			3		329
Rbc Bearings Inc			2		325
Realogy Holdings Corp			32		536
Reata Pharmaceuticals Inc			1		27
Red Rock Resorts Inc			4		200
Regal Rexnord Corp			9		1,446
Repay Holdings Corp			4		64
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Repligen Corp			3		705
Replimune Group Inc			3		70
Resideo Technologies Inc			17		437
Resmed Inc			56		14,624
Retail Opportunity Investments			134		2,634
Revolve Group Inc			31		1,751
Rh			1		357
Rocket Pharmaceuticals Inc			2		54
Rush Enterprises Inc			39		2,167
Ryman Hospitality Properties			101		9,277
Sage Therapeutics Inc			2		79
Saia Inc			2		817
Sally Beauty Holdings Inc			132		2,440
Sanderson Farms Inc			1		187
Sarepta Therapeutics Inc			3		238
Sba Communications Corp			18		6,813
Scholar Rock Holding Corp			2		58
Schweitzer-Mauduit Internation			17		523
Science Applications Internati			10		865
Scotts Miracle-Gro Co			1		232
Seagen Inc			8		1,200
Seaworld Entertainment Inc			4		236
Selectquote Inc			3		29
Sentinelone Inc			16		800
Shoals Technologies Group Inc			1		26
Shockwave Medical Inc			2		343
Signature Bank/New York Ny			2		522
Signify Health Inc			41		589
Simon Property Group Inc			41		6,562
Simply Good Foods Co/The			2		90
Siteone Landscape Supply Inc			3		638
Sitime Corp			14		4,117
Six Flags Entertainment Corp			2		88
Skechers Usa Inc			12		525
Slm Corp			92		1,795
Southstate Corp			3		257
Southwest Gas Holdings Inc			28		1,930
Spectrum Brands Holdings Inc			8		836
Spirit Realty Capital Inc			244		11,783
Sprout Social Inc			24		2,136
Sps Commerce Inc			4		565
Spx Corp			4		241
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ss&C Technologies Holdings Inc			3		287
Staar Surgical Co			5		464
Standard Motor Products Inc			5		241
Starwood Property Trust Inc			28		689
Steelcase Inc			22		252
Stepan Co			1		121
Sterling Bancorp/De			160		4,129
Sterling Check Corp			49		1,003
Steven Madden Ltd			17		812
Stride Inc			31		1,042
Sun Communities Inc			69		14,552
Sun Country Airlines Holdings			31		843
Supernus Pharmaceuticals Inc			3		100
Surgery Partners Inc			3		148
Synaptics Inc			1		299
Syneos Health Inc			47		4,840
Synovus Financial Corp			18		854
Tandem Diabetes Care Inc			4		604
Targa Resources Corp			4		193
Taylor Morrison Home Corp			58		2,018
Td Synnex Corp			21		2,392
Techtarget Inc			3		285
Tegna Inc			44		823
Teledyne Technologies Inc			1		304
Tempur Sealy International Inc			25		1,201
Teradata Corp			6		250
Terex Corp			10		425
Terminix Global Holdings Inc			6		285
Terreno Realty Corp			215		18,331
Texas Pacific Land Corp			1		530
Texas Roadhouse Inc			4		389
Tg Therapeutics Inc			4		82
Thredup Inc			37		475
Thryv Holdings Inc			3		133
Titan Machinery Inc			42		1,431
Toll Brothers Inc			5		369
Topbuild Corp			3		837
Toro Co/The			3		329
Travel + Leisure Co			16		881
Trex Co Inc			4		516
Ttec Holdings Inc			9		847
Turning Point Brands Inc			7		262
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Turning Point Therapeutics Inc			3		124
Twist Bioscience Corp			2		144
Tyler Technologies Inc			1		349
Ubiquiti Inc			1		234
Udr Inc			297		17,807
Ufp Industries Inc			5		448
Ultra Clean Holdings Inc			13		754
Ultragenyx Pharmaceutical Inc			5		437
Umpqua Holdings Corp			27		518
Unifirst Corp/Ma			1		130
Unisys Corp			31		631
United Community Banks Inc/Ga			102		3,673
Universal Corp/Va			10		533
Upwork Inc			3		97
Us Physical Therapy Inc			2		211
Vail Resorts Inc			1		417
Valley National Bancorp			48		661
Valvoline Inc			43		1,601
Ventas Inc			303		15,468
Viad Corp			4		163
Vici Properties Inc			699		21,049
Victoria'S Secret & Co			2		94
Viper Energy Partners Lp			27		580
Vital Farms Inc			40		731
Vroom Inc			49		525
Wabash National Corp			17		335
Walker & Dunlop Inc			7		1,111
Watsco Inc			1		247
Watts Water Technologies Inc			2		383
Welltower Inc			82		7,071
Wendy'S Co/The			14		345
Werner Enterprises Inc			5		260
Wesco International Inc			32		4,153
West Pharmaceutical Services			1		432
Western Alliance Bancorp			5		545
Whiting Petroleum Corp			5		338
Wintrust Financial Corp			3		287
Woodward Inc			2		210
Workiva Inc			2		234
World Fuel Services Corp			62		1,620
Xencor Inc			4		164
Xometry Inc			1		42
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Xpo Logistics Inc			3		204
Yelp Inc			19		692
Yum China Holdings Inc			118		5,892
Zebra Technologies Corp			1		329
Zentalis Pharmaceuticals Inc			1		103
Ziff Davis Inc			2		234
Zurn Water Solutions Corp			38		1,378
Zynga Inc			34		216
Total U.S. equities					$2,136,776

Synthetic guaranteed invesment contracts (GICs):
Voya Retirement Ins & Annuity Co 60266
1-3 Year Credit Bond Index Fund			1,771		$23,295
Asset-Backed Securities Index Fund			1,639		62,102
Commercial Mortgage-Backed Securities Index Fund			724		24,248
GOV1-3A (#101089)			417		52,403
Intermediate Government Bond Index Fund			411		19,401
Intermediate Term Credit Bond Index Fund			1,738		110,580
Mortgage-Backed Securities (MBS) Index Fund			1,697		95,983
Total Voya Retirement Ins & Annuity Co 60266					$388,012

Prudential GA-62194
Abb Fin Usa Inc	2.88%	5/8/2022	55		$55
Abbvie Inc	3.20%	11/21/2029	1,170		1,258
Aep Texas Inc	2.10%	7/1/2030	766		747
Aetna Inc	2.75%	11/15/2022	185		188
Altria Grp Inc	4.00%	1/31/2024	328		352
Ameren Illinois Co	3.80%	5/15/2028	369		410
American Intl Grp Inc	3.75%	7/10/2025	274		298
American Intl Grp Inc	3.90%	4/1/2026	472		517
Amgen Inc	2.60%	8/19/2026	82		86
Anheuser Busch Inbev Worldwide Inc	4.75%	1/23/2029	506		600
Anthem Inc	3.65%	12/1/2027	301		331
Anthem Inc	2.25%	5/15/2030	267		267
Apple Inc	3.25%	2/23/2026	178		192
Arch Cap Fin Llc	4.01%	12/15/2026	34		38
Ascension Hlth	2.53%	11/15/2029	164		172
At&T Inc	2.30%	6/1/2027	349		356
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	At&T Inc	2.55%	12/1/2033	421		414
	Atlantic City Elec Co	2.30%	3/15/2031	116		118
	Automatic Data Processing Inc	1.70%	5/15/2028	130		130
	Autonation Inc	1.95%	8/1/2028	96		94
	Autozone Inc	2.88%	1/15/2023	137		141
	Autozone Inc	3.75%	4/18/2029	68		75
	Avangrid Inc	3.20%	4/15/2025	513		543
	Banco Santander Sa	3.80%	2/23/2028	547		601
	Banco Santander Sa	3.49%	5/28/2030	547		582
	Bank Of Amer Corp	4.00%	1/22/2025	246		268
	Bank Of Amer Corp	3.95%	4/21/2025	561		604
	Bank Of Amer Corp	3.97%	3/5/2029	1,553		1,722
	Bank Of Amer Corp	3.97%	2/7/2030	342		383
	Bank Of Amer Corp	2.50%	2/13/2031	1,266		1,284
	Bank Of Amer Corp	2.69%	4/22/2032	34		35
*	Bank Of Ny Mellon Corp	3.40%	5/15/2024	178		188
	Bank_19-Bn22	2.73%	11/15/2062	650		676
	Bank_21-Bn31	1.77%	2/15/2054	1,368		1,331
	Bank_21-Bn37	2.37%	11/15/2064	821		835
	Barclays Plc	4.34%	1/10/2028	513		573
	Barclays Plc	4.97%	5/16/2029	150		173
	Barclays Plc	3.93%	5/7/2025	684		724
	Bat Cap Corp	3.56%	8/15/2027	82		87
	Bat Cap Corp	4.70%	4/2/2027	75		84
	Bbcms_19-C4	2.66%	8/15/2052	821		843
	Bbcms_20-C8	1.62%	10/15/2053	1,163		1,140
	Becton Dickinson & Co	3.73%	12/15/2024	219		233
	Berkshire Hathaway Inc	2.75%	3/15/2023	404		416
	Berry Global Inc	1.57%	1/15/2026	137		135
	Bmark_20-B17	2.04%	3/15/2053	1,642		1,627
	Bmark_20-B18	1.67%	7/15/2053	958		920
	Boeing Co	2.25%	6/15/2026	144		145
	Boeing Co	3.10%	5/1/2026	41		43
	Boeing Co	2.70%	2/1/2027	581		600
	Boeing Co	4.51%	5/1/2023	137		144
	Boeing Co	2.20%	2/4/2026	342		345
	Broadcom Inc	4.11%	9/15/2028	720		799
	Broadcom Inc	3.15%	11/15/2025	81		85
	Broadcom Inc	3.42%	4/15/2033	261		275
	Broadstone Net Lease Inc	2.60%	9/15/2031	267		262
	Burlington Northern Santa Fe Llc	3.40%	9/1/2024	212		226
	Capital One Bk Usa Na	3.38%	2/15/2023	198		206
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Carlisle Cos Inc	2.20%	3/1/2032	397		385
Cash			1,568		1,568
Cenovus Energy Inc	2.65%	1/15/2032	137		135
Centerpoint Energy Houston Elec	2.25%	8/1/2022	116		118
Centerpoint Energy Inc	2.95%	3/1/2030	205		214
Chait_12-A7	2.16%	9/15/2024	1,094		1,109
Charter Comms Operating Llc Cap	4.46%	7/23/2022	479		495
Charter Comms Operating Llc Cap	5.05%	3/30/2029	431		501
Charter Comms Operating Llc Cap	2.80%	4/1/2031	513		513
Chevron Corp	2.36%	12/5/2022	171		173
Chubb Ina Hldgs Inc	2.70%	3/13/2023	349		360
Cigna Corp	4.50%	2/25/2026	636		715
Cigna Corp	2.40%	3/15/2030	588		597
Cintas Corp No 2	3.70%	4/1/2027	171		189
Cleveland Elec Illuminating Co	5.50%	8/15/2024	205		231
Cna Finl Corp	3.95%	5/15/2024	280		297
Comcast Corp	3.70%	4/15/2024	150		161
Comcast Corp	4.15%	10/15/2028	96		110
Comm_15-Cr25	3.51%	8/10/2048	749		779
Comm_15-Pc1	3.62%	7/10/2050	527		542
Comm_16-Dc2	3.50%	2/10/2049	853		907
Comm_16-Dc2	3.77%	2/10/2049	958		1,031
Commonwealth Edison Co	3.70%	8/15/2028	219		244
Conocophillips	4.30%	8/15/2028	137		156
Constellation Brands Inc	3.70%	12/6/2026	109		119
Constellation Brands Inc	4.40%	11/15/2025	82		91
Constellation Brands Inc	2.25%	8/1/2031	198		196
Continental Airlines Inc	4.15%	4/11/2024	28		29
Continental Airlines Inc	4.00%	10/29/2024	86		90
Credit Suisse Grp Fdg Guernsey Ltd	4.55%	4/17/2026	718		798
Csail_15-C3	3.45%	8/15/2048	644		671
Csail_16-C5	3.76%	11/15/2048	506		543
Csail_16-C7	3.21%	11/15/2049	660		690
Cubesmart Lp	2.25%	12/15/2028	116		117
Cvs Hlth Corp	4.30%	3/25/2028	215		244
Diamondback Energy Inc	3.50%	12/1/2029	7		7
Diamondback Energy Inc	3.13%	3/24/2031	280		292
Discover Finl Svcs	3.85%	11/21/2022	499		515
Discovery Comm Llc	3.95%	3/20/2028	985		1,082
Dowdupont Inc	4.49%	11/15/2025	239		266
Dte Elec Co	2.25%	3/1/2030	185		187
Dte Energy Co	2.53%	10/1/2024	198		206
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Duke Energy Carolinas Llc	3.95%	11/15/2028	328		368
Duke Energy Fl Llc	1.75%	6/15/2030	205		198
Eastman Chemical Co	3.80%	3/15/2025	89		96
Emera Us Fin Lp	3.55%	6/15/2026	376		401
Emera Us Fin Lp	2.64%	6/15/2031	308		306
Energy Transfer Lp	4.75%	1/15/2026	454		507
Energy Transfer Lp	3.90%	7/15/2026	616		675
Entergy Louisiana Llc	2.40%	10/1/2026	137		141
Enterprise Products Operating Llc	3.35%	3/15/2023	520		538
Enterprise Products Operating Llc	3.13%	7/31/2029	274		295
Eog Resources Inc	3.15%	4/1/2025	48		51
Equifax Inc	2.60%	12/1/2024	369		383
Equifax Inc	2.35%	9/15/2031	376		375
Evergy Inc	2.90%	9/15/2029	410		425
Eversource Energy	1.65%	8/15/2030	75		71
Expedia Grp Inc	4.63%	8/1/2027	342		389
Fgold 15Yr	4.00%	6/1/2026	74		78
Fgold 15Yr	4.00%	7/1/2026	46		48
Fgold 15Yr	2.50%	8/1/2028	121		125
Fgold 15Yr	3.00%	8/1/2029	167		176
Fgold 15Yr	2.50%	4/1/2031	181		189
Fgold 15Yr	2.50%	7/1/2031	143		149
Fgold 15Yr Giant	3.00%	1/1/2032	316		333
Fgold 15Yr Giant	2.00%	1/1/2032	182		187
Fgold 15Yr Giant	2.50%	12/1/2031	130		135
Fgold 20Yr	3.00%	1/1/2037	142		150
Fgold 20Yr	3.50%	11/1/2037	116		123
Fgold 20Yr	3.00%	12/1/2037	104		109
Fgold 30Yr	3.00%	12/1/2042	291		307
Fgold 30Yr	3.00%	10/1/2042	170		180
Fgold 30Yr	3.00%	1/1/2043	529		559
Fgold 30Yr	4.00%	11/1/2040	103		113
Fgold 30Yr	4.00%	12/1/2040	313		342
Fgold 30Yr	5.00%	8/1/2041	300		338
Fgold 30Yr	5.00%	7/1/2041	56		64
Fgold 30Yr Giant	5.50%	1/1/2035	37		42
Fgold 30Yr Giant	4.50%	6/1/2039	44		49
Fgold 30Yr Giant	4.00%	11/1/2039	147		160
Fgold 30Yr Giant	4.50%	12/1/2039	84		93
Fgold 30Yr Giant	5.50%	1/1/2040	47		54
Fgold 30Yr Giant	4.00%	12/1/2040	113		123
Fgold 30Yr Giant	4.00%	12/1/2040	124		135
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fgold 30Yr Giant	4.00%	2/1/2041	247		270
Fgold 30Yr Giant	4.50%	4/1/2041	385		426
Fgold 30Yr Giant	3.00%	6/1/2042	147		$155
Fgold 30Yr Giant	3.50%	9/1/2042	256		277
Fgold 30Yr Giant	3.50%	7/1/2047	305		324
Fgold 30Yr Giant	4.00%	8/1/2047	161		173
Fgold 30Yr Giant	4.50%	8/1/2047	182		198
Fgold 30Yr Giant	3.50%	10/1/2047	152		161
Fgold 30Yr Giant	3.50%	1/1/2048	182		193
Fgold 30Yr Giant	5.50%	6/1/2038	204		234
Fgold 30Yr Giant	4.50%	10/1/2039	188		208
Fgold 30Yr Giant	4.50%	11/1/2039	36		40
Fgold 30Yr Giant	3.50%	5/1/2045	403		432
Fgold 30Yr Giant	4.00%	11/1/2045	261		283
Fgold 30Yr Giant	3.50%	12/1/2045	641		687
Fgold 30Yr Giant	4.00%	12/1/2046	209		227
Fgold 30Yr Giant	3.00%	1/1/2047	368		386
Fgold 30Yr Giant	3.00%	2/1/2047	815		856
Fhlmc 20Yr Umbs	2.00%	6/1/2040	574		582
Fhlmc 30Yr Umbs	3.00%	1/1/2050	352		366
Fhlmc 30Yr Umbs	2.50%	10/1/2051	3,462		3,551
Fhlmc 30Yr Umbs Mirror	2.50%	10/1/2046	92		95
Fhlmc 30Yr Umbs Mirror	4.00%	7/1/2048	31		34
Fhlmc 30Yr Umbs Mirror	4.50%	12/1/2048	230		247
Fhlmc 30Yr Umbs Super	2.00%	9/1/2050	615		616
Fhlmc 30Yr Umbs Super	1.50%	11/1/2050	581		565
Fhlmc 30Yr Umbs Super	2.00%	12/1/2050	2,421		2,424
Fhlmc 30Yr Umbs Super	2.00%	3/1/2051	667		667
Fhlmc 30Yr Umbs Super	2.50%	4/1/2051	2,204		2,256
Fhlmc 30Yr Umbs Super	2.00%	5/1/2051	706		706
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	263		277
Fhlmc Gold 15Yr Cash Issuance	3.00%	6/1/2029	403		423
Fhlmc Gold 30Yr	2.50%	1/1/2043	225		232
Fhlmc Gold 30Yr	3.00%	2/1/2043	438		465
Fhlmc Gold 30Yr	3.50%	9/1/2043	376		405
Fhlmc Gold 30Yr	3.50%	12/1/2046	143		154
Fhlmc Gold 30Yr	4.50%	7/1/2047	91		98
Fhlmc Gold 30Yr	4.00%	1/1/2048	299		321
Fhms_K082	3.92%	9/25/2028	226		256
Fiserv Inc	3.50%	10/1/2022	108		111
Fiserv Inc	3.85%	6/1/2025	212		227
Fiserv Inc	2.75%	7/1/2024	27		29
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fmc Corp	3.45%	10/1/2029	410		441
Fnma	0.50%	6/17/2025	609		597
Fnma	1.63%	1/7/2025	363		372
Fnma 15Yr	3.00%	5/1/2027	243		255
Fnma 20Yr	4.50%	6/1/2031	115		125
Fnma 30Yr	5.50%	5/1/2037	53		60
Fnma 30Yr	5.50%	6/1/2033	72		81
Fnma 30Yr	5.50%	10/1/2033	90		102
Fnma 30Yr	4.00%	12/1/2040	164		180
Fnma 30Yr	4.00%	1/1/2041	212		231
Fnma 30Yr	4.50%	2/1/2041	468		518
Fnma 30Yr	4.00%	2/1/2041	111		122
Fnma 30Yr	4.00%	1/1/2042	256		280
Fnma 30Yr	5.00%	12/1/2034	163		184
Fnma 30Yr	4.50%	5/1/2039	61		68
Fnma 30Yr	5.50%	4/1/2034	77		88
Fnma 30Yr	5.00%	4/1/2034	364		407
Fnma 30Yr	5.50%	9/1/2034	75		85
Fnma 30Yr	5.00%	7/1/2035	107		121
Fnma 30Yr	5.50%	2/1/2035	132		150
Fnma 30Yr	6.50%	12/1/2037	50		59
Fnma 30Yr	6.00%	5/1/2038	218		253
Fnma 30Yr	4.00%	9/1/2040	103		113
Fnma 30Yr	5.50%	3/1/2038	77		88
Fnma 30Yr	4.00%	3/1/2039	35		38
Fnma 30Yr	4.50%	2/1/2041	464		513
Fnma 30Yr	4.50%	3/1/2041	152		169
Fnma 30Yr	3.50%	5/1/2042	381		414
Fnma 30Yr	4.50%	9/1/2039	59		66
Fnma 30Yr	4.00%	7/1/2040	55		60
Fnma 30Yr	3.50%	6/1/2039	106		115
Fnma 30Yr	4.00%	10/1/2040	42		46
Fnma 15Yr	3.00%	8/1/2028	183		192
Fnma 15Yr	3.00%	12/1/2030	130		136
Fnma 15Yr	2.00%	8/1/2031	210		215
Fnma 15Yr	2.50%	7/1/2028	113		117
Fnma 15Yr	2.50%	8/1/2028	133		138
Fnma 15Yr	2.50%	8/1/2028	12		12
Fnma 15Yr	3.00%	11/1/2028	105		110
Fnma 15Yr	2.50%	2/1/2029	68		71
Fnma 15Yr	2.50%	7/1/2030	88		91
Fnma 15Yr	3.50%	12/1/2030	66		70
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 15Yr	3.50%	3/1/2033	99		105
Fnma 15Yr	3.50%	5/1/2033	234		248
Fnma 15Yr Umbs	2.00%	5/1/2036	1,239		1,272
Fnma 20Yr	3.00%	11/1/2036	369		388
Fnma 20Yr Umbs	2.00%	8/1/2040	657		666
Fnma 20Yr Umbs	2.00%	1/1/2041	1,864		1,889
Fnma 20Yr Umbs	2.00%	2/1/2041	697		706
Fnma 20Yr Umbs	2.00%	5/1/2041	7,704		7,808
Fnma 20Yr Umbs	2.50%	5/1/2041	2,220		2,295
Fnma 20Yr Umbs	2.50%	6/1/2041	2,701		2,792
Fnma 30Yr	3.00%	10/1/2043	32		34
Fnma 30Yr	3.50%	8/1/2042	425		460
Fnma 30Yr	3.50%	5/1/2042	698		750
Fnma 30Yr	3.00%	12/1/2042	218		232
Fnma 30Yr	3.00%	1/1/2043	437		464
Fnma 30Yr	3.00%	2/1/2043	463		489
Fnma 30Yr	3.00%	7/1/2043	229		241
Fnma 30Yr	3.50%	3/1/2043	368		398
Fnma 30Yr	3.00%	10/1/2043	98		104
Fnma 30Yr	4.00%	9/1/2044	158		172
Fnma 30Yr	4.00%	7/1/2045	136		147
Fnma 30Yr	3.50%	5/1/2045	419		450
Fnma 30Yr	3.50%	6/1/2045	531		568
Fnma 30Yr	4.00%	12/1/2045	233		253
Fnma 30Yr	3.50%	4/1/2046	250		267
Fnma 30Yr	4.00%	7/1/2046	69		75
Fnma 30Yr	2.50%	9/1/2046	261		269
Fnma 30Yr	3.00%	11/1/2046	322		338
Fnma 30Yr	3.00%	12/1/2046	91		96
Fnma 30Yr	3.50%	12/1/2046	405		433
Fnma 30Yr	3.00%	1/1/2047	997		1,047
Fnma 30Yr	4.00%	2/1/2047	438		474
Fnma 30Yr	3.00%	9/1/2043	77		81
Fnma 30Yr	4.00%	10/1/2043	81		88
Fnma 30Yr	3.00%	10/1/2046	495		520
Fnma 30Yr	3.50%	9/1/2047	322		346
Fnma 30Yr	4.00%	1/1/2048	185		199
Fnma 30Yr	4.50%	11/1/2048	141		151
Fnma 30Yr	3.50%	8/1/2048	115		121
Fnma 30Yr	3.50%	9/1/2042	143		154
Fnma 30Yr	3.50%	6/1/2042	1,334		1,443
Fnma 30Yr	3.00%	10/1/2042	213		225
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma 30Yr	3.50%	11/1/2042	481		517
Fnma 30Yr	3.00%	12/1/2042	389		411
Fnma 30Yr	3.00%	1/1/2043	112		118
Fnma 30Yr	3.00%	1/1/2043	305		323
Fnma 30Yr	3.00%	1/1/2043	341		360
Fnma 30Yr	3.00%	3/1/2043	525		560
Fnma 30Yr	3.50%	1/1/2046	177		189
Fnma 30Yr	4.50%	12/1/2048	87		93
Fnma 30Yr	3.00%	11/1/2046	302		317
Fnma 30Yr	3.00%	1/1/2047	383		402
Fnma 30Yr	3.50%	8/1/2047	217		230
Fnma 30Yr	4.00%	10/1/2047	716		769
Fnma 30Yr	3.50%	11/1/2047	541		574
Fnma 30Yr	4.50%	3/1/2048	113		122
Fnma 30Yr	4.00%	2/1/2048	161		173
Fnma 30Yr	4.00%	4/1/2048	326		348
Fnma 30Yr Umbs	3.00%	2/1/2050	429		445
Fnma 30Yr Umbs	3.00%	6/1/2050	516		536
Fnma 30Yr Umbs	2.50%	8/1/2050	2,179		2,230
Fnma 30Yr Umbs	2.00%	12/1/2050	480		481
Fnma 30Yr Umbs	1.50%	9/1/2050	1,294		1,257
Fnma 30Yr Umbs	2.00%	9/1/2050	1,281		1,282
Fnma 30Yr Umbs	2.50%	9/1/2050	1,954		2,000
Fnma 30Yr Umbs	1.50%	10/1/2050	111		108
Fnma 30Yr Umbs	2.00%	10/1/2050	1,178		1,179
Fnma 30Yr Umbs	2.50%	10/1/2050	3,240		3,316
Fnma 30Yr Umbs	2.00%	11/1/2050	1,791		1,793
Fnma 30Yr Umbs	1.50%	1/1/2051	1,316		1,278
Fnma 30Yr Umbs	2.00%	1/1/2051	611		612
Fnma 30Yr Umbs	1.50%	12/1/2050	2,559		2,486
Fnma 30Yr Umbs	2.00%	2/1/2051	2,653		2,657
Fnma 30Yr Umbs	2.00%	3/1/2051	1,332		1,332
Fnma 30Yr Umbs	2.50%	4/1/2051	2,569		2,629
Fnma 30Yr Umbs	2.00%	5/1/2051	694		693
Fnma 30Yr Umbs Super	3.50%	11/1/2048	545		579
Fnma 30Yr Umbs Super	2.50%	4/1/2051	1,156		1,187
Fortis Inc	3.06%	10/4/2026	56		59
General Dynamics Corp	2.25%	11/15/2022	192		194
General Motors Fin Co Inc	4.00%	1/15/2025	349		378
General Motors Fin Co Inc	3.60%	6/21/2030	1,060		1,133
Georgia Pwr Co	2.85%	5/15/2022	239		243
Glaxosmithkline Cap Inc	2.80%	3/18/2023	21		21
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma 30Yr	3.50%	1/15/2042	224		240
Gnma 30Yr	4.50%	11/15/2039	70		78
Gnma 30Yr	4.50%	4/15/2040	164		182
Gnma 30Yr	5.00%	5/15/2035	58		65
Gnma 30Yr	5.50%	4/15/2038	32		36
Gnma 30Yr	5.50%	6/15/2038	109		122
Gnma 30Yr Platinum	5.00%	7/15/2039	83		93
Gnma 30Yr	3.00%	11/15/2042	331		350
Gnma 30Yr	3.00%	12/20/2049	366		380
Gnma 30Yr	3.50%	5/15/2043	135		145
Gnma 30Yr	3.00%	3/15/2043	124		132
Gnma2 15Yr	3.00%	3/20/2027	54		57
Gnma2 30Yr	4.00%	4/20/2042	67		73
Gnma2 30Yr	3.00%	8/20/2042	125		133
Gnma2 30Yr	3.50%	8/20/2042	379		408
Gnma2 30Yr	3.00%	9/20/2042	257		272
Gnma2 30Yr	3.50%	9/20/2042	306		330
Gnma2 30Yr	3.50%	10/20/2042	304		327
Gnma2 30Yr	3.00%	12/20/2042	132		140
Gnma2 30Yr	3.00%	1/20/2043	184		195
Gnma2 30Yr	3.50%	5/20/2043	390		421
Gnma2 30Yr	4.50%	6/20/2044	205		228
Gnma2 30Yr	3.50%	10/20/2044	323		343
Gnma2 30Yr	4.00%	10/20/2044	248		269
Gnma2 30Yr	3.00%	12/20/2044	76		80
Gnma2 30Yr	3.50%	4/20/2046	223		236
Gnma2 30Yr	3.50%	4/20/2045	381		405
Gnma2 30Yr	3.50%	6/20/2045	154		164
Gnma2 30Yr	3.00%	8/20/2045	186		196
Gnma2 30Yr	3.00%	9/20/2045	179		188
Gnma2 30Yr	4.00%	12/20/2045	411		445
Gnma2 30Yr	3.00%	5/20/2046	257		270
Gnma2 30Yr	4.00%	5/20/2046	201		217
Gnma2 30Yr	3.00%	7/20/2046	593		622
Gnma2 30Yr	3.50%	7/20/2046	173		183
Gnma2 30Yr	3.50%	8/20/2046	196		208
Gnma2 30Yr	3.50%	9/20/2046	206		218
Gnma2 30Yr	3.00%	10/20/2046	500		524
Gnma2 30Yr	4.00%	10/20/2046	80		86
Gnma2 30Yr	3.50%	11/20/2046	65		69
Gnma2 30Yr	4.00%	11/20/2046	96		103
Gnma2 30Yr	2.50%	12/20/2046	128		132
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma2 30Yr	3.00%	12/20/2046	532		557
Gnma2 30Yr	3.50%	12/20/2046	696		737
Gnma2 30Yr	4.00%	3/20/2047	204		219
Gnma2 30Yr	3.50%	8/20/2048	120		127
Gnma2 30Yr	3.50%	6/20/2047	89		94
Gnma2 30Yr	3.50%	7/20/2047	262		276
Gnma2 30Yr	4.00%	8/20/2047	262		280
Gnma2 30Yr	3.50%	8/20/2047	181		191
Gnma2 30Yr	4.00%	9/20/2047	311		332
Gnma2 30Yr	3.50%	11/20/2047	491		516
Gnma2 30Yr	4.00%	12/20/2047	129		137
Gnma2 30Yr	3.00%	1/20/2048	230		240
Gnma2 30Yr	4.00%	1/20/2048	190		202
Gnma2 30Yr	4.50%	1/20/2048	133		144
Gnma2 30Yr	4.50%	2/20/2048	125		135
Gnma2 30Yr	3.00%	10/20/2049	84		88
Gnma2 30Yr	3.50%	12/20/2048	262		276
Gnma2 30Yr	3.00%	7/20/2049	274		285
Gnma2 30Yr	3.00%	9/20/2049	303		315
Gnma2 30Yr	3.50%	12/20/2049	206		215
Gnma2 30Yr	2.00%	3/20/2051	625		632
Gnma2 30Yr	2.50%	3/20/2051	3,615		3,716
Gnma2 30Yr	2.50%	5/20/2051	2,620		2,693
Gnma2 30Yr	5.00%	8/20/2039	43		49
Gnma2 30Yr	4.50%	5/20/2040	165		184
Gnma2 30Yr	4.50%	7/20/2040	103		115
Gnma2 30Yr	4.00%	9/20/2040	122		134
Gnma2 30Yr	4.00%	10/20/2040	193		211
Gnma2 30Yr	4.50%	10/20/2040	119		133
Gnma2 30Yr	4.50%	12/20/2040	173		193
Gnma2 30Yr	4.00%	2/20/2041	44		48
Gnma2 30Yr	4.00%	1/20/2041	79		86
Gnma2 30Yr	4.00%	3/20/2041	127		139
Gnma2 30Yr	5.00%	4/20/2041	153		174
Gnma2 30Yr	4.50%	8/20/2041	150		167
Gnma2 30Yr	4.50%	7/20/2041	50		56
Goldman Sachs Grp Inc	3.85%	1/26/2027	691		755
Goldman Sachs Grp Inc	4.22%	5/1/2029	650		727
Goldman Sachs Grp Inc	1.99%	1/27/2032	705		681
Goldman Sachs Grp Inc	2.62%	4/22/2032	212		215
Goldman Sachs Grp Inc	3.50%	11/16/2026	233		249
Halliburton Co	3.80%	11/15/2025	123		134
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hcp Inc	3.00%	1/15/2030	164		175
Helmerich & Payne Inc	2.90%	9/29/2031	205		204
Hsbc Hldgs Plc	4.58%	6/19/2029	499		561
Hsbc Hldgs Plc	2.63%	11/7/2025	150		155
Hydro Quebec	8.05%	7/7/2024	96		115
Indonesia Rep Of	3.50%	1/11/2028	616		675
Ingersoll Rand Global Hldg Co Ltd	4.25%	6/15/2023	137		143
Intuit Inc	1.35%	7/15/2027	41		40
Israel St Of	4.00%	6/30/2022	274		278
Italy Rep Of	2.38%	10/17/2024	547		563
Jp Morgan Chase & Co	4.45%	12/5/2029	342		390
Jp Morgan Chase & Co	2.74%	10/15/2030	561		579
Jpmbb_15-C30	3.55%	7/15/2048	1,094		1,148
Jpmcc_19-Cor4	3.76%	3/10/2052	1,094		1,177
Jpmorgan Chase & Co	3.88%	9/10/2024	267		287
Jpmorgan Chase & Co	3.51%	1/23/2029	2,025		2,204
Jpmorgan Chase & Co	2.58%	4/22/2032	800		815
Kinross Gold Corp	4.50%	7/15/2027	116		132
Laboratory Corp Of Amer	3.60%	2/1/2025	287		308
Laboratory Corp Of Amer	3.25%	9/1/2024	55		58
Lincoln Natl Corp	3.05%	1/15/2030	62		65
Lloyds Bkg Grp Plc	4.38%	3/22/2028	274		311
Lyb Intl Fin Iii Llc	2.25%	10/1/2030	82		82
Magellan Midstream Partners Lp	3.25%	6/1/2030	164		173
Markel Corp	3.35%	9/17/2029	287		313
Marriott Intl Inc	3.13%	6/15/2026	205		215
Marsh & Mclennan Cos Inc	3.50%	6/3/2024	171		181
Martin Marietta Materials Inc	2.50%	3/15/2030	82		83
Martin Marietta Materials Inc	2.40%	7/15/2031	103		103
Mcdonalds Corp	3.70%	1/30/2026	239		263
Mexico United Mexican States	4.00%	10/2/2023	25		26
Mexico United Mexican States	4.50%	4/22/2029	369		415
Mitsubishi Ufj Fin Grp Inc	1.54%	7/20/2027	479		474
Morgan Stanley	4.43%	1/23/2030	629		729
Morgan Stanley	2.70%	1/22/2031	1,067		1,107
Morgan Stanley	1.93%	4/28/2032	766		735
Morgan Stanley	3.77%	1/24/2029	369		409
Morgan Stanley	3.88%	1/27/2026	554		610
Morgan Stanley	2.51%	10/20/2032	62		62
Morgan Stanley	1.59%	5/4/2027	130		129
Mplx Lp	4.50%	7/15/2023	274		291
Mplx Lp	4.13%	3/1/2027	130		144
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Mplx Lp	4.00%	3/15/2028	116		128
Mplx Lp	4.25%	12/1/2027	253		281
Mplx Lp	2.65%	8/15/2030	239		242
Msbam_15-C23	3.45%	7/15/2050	1,331		1,387
Msbam_15-C24	3.73%	5/15/2048	1,368		1,463
Msbam_15-C25	3.37%	10/15/2048	958		1,008
Mylan Inc	4.55%	4/15/2028	876		990
Newmont Corp	2.25%	10/1/2030	62		61
Newmont Corp	2.60%	7/15/2032	137		138
Newmont Goldcorp Corp	2.80%	10/1/2029	322		333
Nextera Energy Cap Hldgs Inc	2.75%	11/1/2029	239		248
Nomura Hldgs Inc	2.61%	7/14/2031	274		273
O Reilly Automotive Inc	1.75%	3/15/2031	68		65
Oncor Elec Delivery Co Llc	2.95%	4/1/2025	164		173
Oneok Inc	3.40%	9/1/2029	123		129
Oneok Inc	3.10%	3/15/2030	814		839
Oneok Partners Lp	3.38%	10/1/2022	68		70
Owens Corning Inc	4.20%	12/1/2024	410		440
Owens Corning Inc	3.95%	8/15/2029	103		114
Pacific Gas & Elec Co	1.75%	6/16/2022	205		205
Pacific Gas & Elec Co	4.55%	7/1/2030	274		303
Pacificorp	2.70%	9/15/2030	96		100
Panama Rep Of	7.13%	1/29/2026	410		505
Peacehealth Obligated Grp	1.38%	11/15/2025	34		34
Pefco	3.55%	1/15/2024	198		212
Pefco	1.40%	7/15/2028	1,382		1,358
Peru Rep Of	2.78%	1/23/2031	53		54
Phillips 66	2.15%	12/15/2030	205		198
Pioneer Natural Resources Co	1.13%	1/15/2026	616		602
Plains All Amern Pipeline Lp	3.55%	12/15/2029	109		114
Plains All Amern Pipeline Lp	3.80%	9/15/2030	55		58
Pnc Finl Svcs Grp Inc	3.90%	4/29/2024	75		80
Puget Energy Inc	3.65%	5/15/2025	116		124
Puget Energy Inc	4.10%	6/15/2030	192		208
Puget Energy Inc	2.38%	6/15/2028	34		34
Quebec Province Of	7.13%	2/9/2024	171		198
Raytheon Tech Corp	4.13%	11/16/2028	123		139
Realty Income Corp	3.10%	12/15/2029	239		255
Rogers Comm Inc	3.00%	3/15/2023	96		98
Royal Bk Of Canada	1.15%	6/10/2025	581		577
San Diego Gas & Elec Co	3.60%	9/1/2023	164		172
Sempra Energy	3.40%	2/1/2028	198		214
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Simon Property Grp Lp	3.75%	2/1/2024	540		575
Simon Property Grp Lp	3.50%	9/1/2025	109		118
Southern Ca Edison Co	3.50%	10/1/2023	711		744
Southwest Airlines Co	2.63%	2/10/2030	205		208
Southwest Airlines Co	4.75%	5/4/2023	103		108
Southwest Airlines Co	5.13%	6/15/2027	164		188
Stanford Univ	1.29%	6/1/2027	547		542
Steel Dynamics Inc	3.45%	4/15/2030	410		441
Stryker Corp	3.38%	5/15/2024	109		115
Stryker Corp	3.38%	11/1/2025	96		103
Sutter Health	3.70%	8/15/2028	397		443
Suzano Austria Gmbh	6.00%	1/15/2029	274		324
T Mobile Usa Inc	3.88%	4/15/2030	233		257
T Mobile Usa Inc	2.05%	2/15/2028	889		891
Takeda Pharmaceutical Co Ltd	2.05%	3/31/2030	328		322
Tampa Electric Co	2.40%	3/15/2031	178		181
Teledyne Tech Inc	2.25%	4/1/2028	335		339
Total Cap Intl Sa	2.70%	1/25/2023	116		120
Transcontinental Gas Pipe Line Co	3.25%	5/15/2030	205		218
Treasury Bond	6.25%	8/15/2023	5,377		5,988
Treasury Note	2.13%	7/31/2024	5,103		5,311
Treasury Note	3.13%	11/15/2028	6,588		7,354
Treasury Note	2.63%	2/15/2029	9,324		10,180
Treasury Note	2.00%	8/15/2025	5,992		6,228
Treasury Note	2.25%	11/15/2025	3,338		3,489
Treasury Note	1.63%	4/30/2023	11,465		11,661
Treasury Note	2.13%	5/15/2025	6,875		7,139
Treasury Note	0.50%	3/15/2023	3,208		3,214
Treasury Note	0.38%	4/30/2025	718		703
Treasury Note	0.13%	9/15/2023	12,491		12,381
Treasury Note	0.25%	9/30/2025	13,948		13,521
Treasury Note	0.38%	1/31/2026	48		46
Treasury Note	0.75%	3/31/2026	15,193		14,941
Treasury Note	0.75%	4/30/2026	11,253		11,050
Treasury Note	0.88%	6/30/2026	3,236		3,186
Treasury Note	1.25%	8/15/2031	3,092		3,042
Treasury Note	0.13%	8/31/2023	8,291		8,222
Treasury Note	1.38%	11/15/2031	4,132		4,093
Treasury Note	1.25%	11/30/2026	4,419		4,425
Treasury Note	1.50%	11/30/2028	1,751		1,762
Treasury Note	—%	12/15/2024	390		391
Treasury Note	1.38%	12/31/2028	2,148		2,140
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Treasury Note	1.25%	12/31/2026	3,078		3,077
Treasury Strip (Int)	—%	2/15/2029	1,019		916
Tva	1.50%	9/15/2031	89		88
Tyson Foods Inc	4.00%	3/1/2026	349		383
Ubscm_18-C11	4.31%	6/15/2051	718		753
Ubscm_18-C13	4.07%	10/15/2051	1,094		1,190
Ubscm_18-C8	3.72%	2/15/2051	1,368		1,499
Umbs 15Yr Tba(Reg B)	1.50%	1/18/2022	2,052		2,059
Umbs 30Yr Tba(Reg A)	3.00%	1/13/2022	2,052		2,129
Umbs 30Yr Tba(Reg A)	2.00%	1/13/2022	684		682
Umbs 30Yr Tba(Reg A)	3.00%	2/14/2022	1,368		1,417
Unitedhealth Grp Inc	3.75%	7/15/2025	397		437
University Ca	3.06%	7/1/2025	650		701
Unum Grp	4.00%	6/15/2029	650		720
Uruguay Oriental Rep Of	4.38%	10/27/2027	725		820
Us Bk Na Cincinnati	3.40%	7/24/2023	171		180
Us Bk Na Cincinnati	2.65%	5/23/2022	342		345
Vale Overseas Ltd	6.25%	8/10/2026	123		146
Valero Energy Corp	4.00%	4/1/2029	137		151
Ventas Realty Lp	3.85%	4/1/2027	171		188
Verisk Analytics Inc	4.13%	9/12/2022	137		142
Verizon Comms Inc	4.02%	12/3/2029	640		720
Verizon Communications Inc	4.33%	9/21/2028	376		433
Viacomcbs Inc	3.88%	4/1/2024	96		102
Viatris Inc	2.70%	6/22/2030	287		289
Vulcan Materials Co	3.50%	6/1/2030	239		259
Wabtec Corp	3.45%	11/15/2026	274		291
Waste Mgmt Inc	2.90%	9/15/2022	103		105
Wells Fargo & Co	3.00%	10/23/2026	390		412
Wells Fargo & Co	4.13%	8/15/2023	21		22
Wells Fargo & Co	2.57%	2/11/2031	616		635
Weyerhaeuser Co	4.00%	4/15/2030	253		284
Wfcm_16-C37	3.79%	12/15/2049	828		903
Williams Partners Lp	3.75%	6/15/2027	205		222
Williams Partners Lp	4.30%	3/4/2024	267		286
Xcel Energy Inc	4.00%	6/15/2028	205		227
Xcel Energy Inc	0.50%	10/15/2023	280		279
Yale Univ	1.48%	4/15/2030	486		476
Total Prudential GA-62194					$374,336

American General Life Contract No. 725840
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	616		$609
	American Intl Group Sr Unsec	4.20%	4/1/2028	684		764
	Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	821		797
	Apple Inc Sr Unsec	1.70%	9/11/2022	889		898
	Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	684		714
	Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	889		886
	Avangrid Inc Sr Unsec	3.80%	6/1/2029	547		596
	Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	1,710		1,729
	Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,642		1,631
	Barclays Plc Sr Unsec	3.65%	3/16/2025	684		723
	Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	889		918
	Bay Area Ca Toll Auth	2.57%	4/1/2031	821		846
	Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	821		845
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,026		1,158
	Cash Collateral Fut Rdr Usd	—%	12/31/2060	137		137
	Cash Mgmt Bill	—%	3/15/2022	410		410
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	364		364
	Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	752		806
	Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	684		755
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.06%	2/15/2022	684		685
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	342		396
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	342		385
	Deutsche Bank Ny Sofr Sr Non-Pref	3.04%	5/28/2032	958		966
	Emory University Unsec	2.14%	9/1/2030	889		903
	Enbridge Inc Sr Unsec	0.66%	2/18/2022	889		890
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	684		679
	Equitable Financial Life Sec 144A	1.80%	3/8/2028	479		471
	Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,163		1,222
	Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	958		946
	Fed Home Ln Bk Disc Nt	—%	3/16/2022	410		410
	Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,573		1,551
	Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,847		1,797
	Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	2,668		2,611
	Fh Arm 1Q1534 H15T1Y+223 10.261	2.34%	6/1/2037	174		183
	Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	850		896
	Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,063		1,136
	Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	24		26
	Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	440		464
	Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	3,660		3,904
	Fin Fut Us Ultra 10Yr Cbt 03/22/22	6.00%	3/23/2022	(2,941)		(4,298)
	Fin Fut Us Ultra 30Yr Cbt 03/22/22	6.00%	3/23/2022	(821)		(1,610)
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fn Arm 793029 Us0006M+158.2 10.869	1.74%	7/1/2034	137		143
Fnma Nt (3Mmm)	2.00%	1/5/2022	4,857		4,857
Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	67		70
Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	814		860
Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	710		756
Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	120		125
Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	63		69
Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	21		23
Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	23		25
Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	20		22
Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	70		77
Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	25		27
Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	25		27
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9		11
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8		9
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	7		8
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	134		152
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	96		105
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	70		80
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	128		146
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5		6
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	87		100
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	60		69
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	235		270
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	31		35
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	72		82
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	578		643
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,307		1,379
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	1,349		1,413
Fnma Tba 2.5% Mar 30Yr	2.50%	3/14/2052	8,277		8,406
Fnma Tba 3.0% Mar 30Yr	3.00%	3/14/2052	684		707
Fnma Tba 4.0% Feb 30Yr	4.00%	2/14/2052	1,231		1,309
Ga Global Funding Trust 144A	1.00%	4/8/2024	958		949
Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	479		466
Ge Capital Intl Funding Sr Unsec	4.42%	11/15/2035	889		1,063
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	486		518
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	1,046		1,112
Gnma Ii Tba 2.0% Feb 30Yr Jmbo	2.00%	2/22/2052	410		413
Gnma Ii Tba 2.5% Feb 30Yr Jmbo	2.50%	2/22/2052	4,925		5,033
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	2,736		2,942
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	684		679
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,599		2,914
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	684		681
Industry Pub Facs-A	4.34%	7/1/2024	133		143
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	1,026		1,147
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	2,052		2,267
Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	889		879
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,163		1,241
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	342		366
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	958		1,090
Met Trn Auth-A2-Babs	5.36%	11/15/2023	410		443
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,026		1,095
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,779		1,930
Morgan Stanley Sr Unsec	3.59%	7/22/2028	684		738
New York Life Global Fdg Sec 144A	0.41%	1/21/2022	479		479
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	684		739
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	547		565
Nvr Inc Sr Unsec	3.00%	5/15/2030	547		569
Ny St Urban Dev-B	2.10%	3/15/2022	581		584
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,163		1,293
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	684		689
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,368		1,424
Pacific Gas & Electric	3.00%	6/15/2028	410		414
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	342		354
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	547		565
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	547		539
Rga Global Funding Sec 144A	2.00%	11/30/2026	684		687
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	684		699
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	958		968
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	752		780
Seattle Children Hosp Unsec	1.21%	10/1/2027	616		594
Slclt 2007-1 A4 3Mlib+6Bp	0.22%	5/15/2029	478		473
Slma 2005-7 A4 3Mlib+15Bp	0.27%	10/25/2029	456		454
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	684		713
Southern Cal Edison 1St Mtge Sofr	0.69%	4/3/2023	958		959
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	821		807
Stanford University Unsec	1.29%	6/1/2027	479		472
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	684		665
Sutter Health Unsec	3.70%	8/15/2028	821		906
U S Treasury Bills	—%	1/25/2022	547		547
U S Treasury Bills	—%	3/8/2022	1,915		1,915
U S Treasury Bills	—%	3/17/2022	684		684
U S Treasury Bills	—%	2/10/2022	4,720		4,720
U S Treasury Bills	—%	2/15/2022	410		410
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
U S Treasury Bills	—%	3/31/2022	3,352		3,352
U S Treasury Bills	—%	4/21/2022	1,437		1,436
U S Treasury Note	0.13%	11/30/2022	821		$819
U S Treasury Note	0.13%	12/31/2022	20,727		20,664
U S Treasury Note	0.38%	8/15/2024	36,666		36,186
U S Treasury Note	0.38%	1/31/2026	10,261		9,929
U S Treasury Note	0.13%	4/30/2023	10,261		10,207
U S Treasury Note	0.25%	6/15/2024	10,261		10,111
U S Treasury Note	0.13%	1/15/2024	2,326		2,297
U S Treasury Note	0.13%	5/31/2023	12,176		12,103
U S Treasury Note	0.13%	7/31/2023	34,203		33,939
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	1,368		1,338
Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	239		259
Ut St-Babs-B	3.54%	7/1/2025	1,402		1,466
Verizon Communications Sr Unsec	2.55%	3/21/2031	684		691
Vm Cash Fut Dom Rdr Usd	—%	12/31/2060	112		112
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	479		505
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	855		899
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	684		736
Wells Fargo & Company Sr Unsec Sofr	2.88%	10/30/2030	889		925
Yale University Unsec	0.87%	4/15/2025	1,368		1,355
Uninvested Cash Plus Receivables					677
Net Unsettled Trades					(15,849)
Net Futures Held					5,926
Total American General Life Contract No. 725840					$246,069

Royal Bank of Canada Contract No. Citigroup01
7-Eleven Inc Sr Unsec 144A Smr	0.80%	2/10/2024	616		$609
American Intl Group Sr Unsec	4.20%	4/1/2028	684		764
Andrew W Mellon Foundati Unsec	0.95%	8/1/2027	821		797
Apple Inc Sr Unsec	1.70%	9/11/2022	889		898
Arrow Electronics Inc Sr Unsec	3.25%	9/8/2024	684		714
Atmos Energy Corp Sr Unsec	0.63%	3/9/2023	889		886
Avangrid Inc Sr Unsec	3.80%	6/1/2029	547		596
Bank Of America Corp Sr Unsec Sofr	2.59%	4/29/2031	1,710		1,729
Bank Of America Corp Sr Unsec Sofr	1.66%	3/11/2027	1,642		1,631
Barclays Plc Sr Unsec	3.65%	3/16/2025	684		723
Barclays Plc Sr Unsec Sofr	2.85%	5/7/2026	889		918
Bay Area Ca Toll Auth	2.57%	4/1/2031	821		846
Bnp Paribas Sr Non-Prefer 144A Sofr	3.05%	1/13/2031	821		845
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Brookfield Finance Inc Sr Unsec	4.35%	4/15/2030	1,026		1,158
	Cash Collateral Fut Rdr Usd	—%	12/31/2060	137		137
	Cash Mgmt Bill	—%	3/15/2022	410		410
*	Collective Us Govt Stif 15 Bps	—%	12/1/2030	364		364
	Credit Suisse Group Ag Sr Unsec 144A	3.87%	1/12/2029	752		806
	Credit Suisse Group Ag Srunsec 144A Sofr	4.19%	4/1/2031	684		755
	Daimler Finance Na Llc Sr Unsec 144A Frn	1.06%	2/15/2022	684		685
	Dell Int Llc / Emc Corp	6.02%	6/15/2026	342		396
	Dell Int Llc / Emc Corp	4.90%	10/1/2026	342		385
	Deutsche Bank Ny Sofr Sr Non-Pref	3.04%	5/28/2032	958		966
	Emory University Unsec	2.14%	9/1/2030	889		903
	Enbridge Inc Sr Unsec	0.66%	2/18/2022	889		890
	Entergy Louisiana Llc 1St Mtge Sec	0.62%	11/17/2023	684		679
	Equitable Financial Life Sec 144A	1.80%	3/8/2028	479		471
	Fed Home Ln Bk Bd (1.331Mmm)	3.38%	12/8/2023	1,163		1,222
	Fed Home Ln Bk Bd (600Mm)	1.05%	8/13/2026	958		946
	Fed Home Ln Bk Disc Nt	—%	3/16/2022	410		410
	Fed Home Ln Bk Glbl Bd (300Mm)	1.00%	7/27/2026	1,573		1,551
	Fed Home Ln Mtge Glbl Nt (1.035Mmm)	0.80%	10/28/2026	1,847		1,797
	Fed Home Ln Mtge Glbl Nt (850Mm)	0.65%	10/27/2025	2,668		2,611
	Fh Arm 1Q1534 H15T1Y+223 10.261	2.34%	6/1/2037	174		183
	Fhlmc Gold 30Yr #Q3-7305	3.00%	11/1/2045	850		896
	Fhlmc Gold 30Yr Gnt #G0-8687	3.50%	1/1/2046	1,063		1,136
	Fhlmc Gold 30Yr Gnt #G0-8693	3.50%	3/1/2046	24		26
	Fhlmc Gold 30Yr Gnt #G0-8823	3.50%	7/1/2048	440		464
	Fhlmc Gold 30Yr Gnt #G6-1040	3.50%	6/1/2047	3,660		3,904
	Fin Fut Us Ultra 10Yr Cbt 03/22/22	6.00%	3/23/2022	(2,941)		(4,298)
	Fin Fut Us Ultra 30Yr Cbt 03/22/22	6.00%	3/23/2022	(821)		(1,610)
	Fn Arm 793029 Us0006M+158.2 10.869	1.74%	7/1/2034	137		143
	Fnma Nt (3Mmm)	2.00%	1/5/2022	4,857		4,857
	Fnma Pass Thru 15Yr #Al2222	3.00%	8/1/2027	67		70
	Fnma Pass Thru 15Yr #Fm1796	3.50%	10/1/2034	814		860
	Fnma Pass Thru 15Yr #Fm1843	3.50%	11/1/2034	710		756
	Fnma Pass Thru 15Yr #Fm3869	3.00%	6/1/2035	120		125
	Fnma Pass Thru 20Yr #255075	5.50%	2/1/2024	63		69
	Fnma Pass Thru 20Yr #257047	5.50%	1/1/2028	21		23
	Fnma Pass Thru 20Yr #310164	5.50%	1/1/2026	23		25
	Fnma Pass Thru 20Yr #888843	5.50%	3/1/2027	20		22
	Fnma Pass Thru 20Yr #Ad0912	5.50%	4/1/2029	70		77
	Fnma Pass Thru 20Yr #Ae0787	5.50%	5/1/2028	25		27
	Fnma Pass Thru 20Yr #Al6938	5.50%	4/1/2030	25		27
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fnma Pass Thru 30Yr #357908	5.50%	7/1/2035	9		11
Fnma Pass Thru 30Yr #756202	5.50%	12/1/2033	8		9
Fnma Pass Thru 30Yr #802316	5.50%	11/1/2034	7		8
Fnma Pass Thru 30Yr #808040	5.50%	2/1/2035	134		152
Fnma Pass Thru 30Yr #817640	5.50%	11/1/2035	96		105
Fnma Pass Thru 30Yr #831356	5.50%	3/1/2036	70		80
Fnma Pass Thru 30Yr #849299	5.50%	1/1/2036	128		146
Fnma Pass Thru 30Yr #865433	5.50%	2/1/2036	5		6
Fnma Pass Thru 30Yr #889561	5.50%	6/1/2038	87		100
Fnma Pass Thru 30Yr #940765	5.50%	6/1/2037	60		69
Fnma Pass Thru 30Yr #995759	5.50%	11/1/2038	235		270
Fnma Pass Thru 30Yr #Ad0963	5.50%	9/1/2038	31		35
Fnma Pass Thru 30Yr #Al7579	5.50%	2/1/2042	72		82
Fnma Pass Thru 30Yr #As0924	5.00%	11/1/2043	578		643
Fnma Pass Thru 30Yr #Au5386	3.00%	6/1/2043	1,307		1,379
Fnma Pass Thru 30Yr #Fm3241	3.00%	3/1/2050	1,349		1,413
Fnma Tba 2.5% Mar 30Yr	2.50%	3/14/2052	8,277		8,406
Fnma Tba 3.0% Mar 30Yr	3.00%	3/14/2052	684		707
Fnma Tba 4.0% Feb 30Yr	4.00%	2/14/2052	1,231		1,309
Ga Global Funding Trust 144A	1.00%	4/8/2024	958		949
Ga Global Funding Trust Sec 144A	1.95%	9/15/2028	479		466
Ge Capital Intl Funding Sr Unsec	4.42%	11/15/2035	889		1,063
Gnma Ii Multpl Sgl 30Yr #Ma4587M	4.00%	7/20/2047	486		518
Gnma Ii Multpl Sgl 30Yr #Ma4720M	4.00%	9/20/2047	1,046		1,112
Gnma Ii Tba 2.0% Feb 30Yr Jmbo	2.00%	2/22/2052	410		413
Gnma Ii Tba 2.5% Feb 30Yr Jmbo	2.50%	2/22/2052	4,925		5,033
Goldman Sachs Group Inc Sr Unsec	3.85%	1/26/2027	2,736		2,942
Hormel Foods Corp Sr Unsec Smr	0.65%	6/3/2024	684		679
Hsbc Holdings Plc Sr Unsec	4.58%	6/19/2029	2,599		2,914
Hyundai Capital America Sr Unsec 144A	0.80%	4/3/2023	684		681
Industry Pub Facs-A	4.34%	7/1/2024	133		143
Ing Groep Nv Sr Unsec	4.05%	4/9/2029	1,026		1,147
Jpmorgan Chase & Co Sr Unsec	4.01%	4/23/2029	2,052		2,267
Jpmorgan Chase & Co Sr Unsec Sofr	1.58%	4/22/2027	889		879
Kinder Morgan Ener Part Sr Unsec	4.25%	9/1/2024	1,163		1,241
Lloyds Banking Group Plc Sr Unsec	3.57%	11/7/2028	342		366
Lloyds Banking Group Plc Sr Unsec	4.55%	8/16/2028	958		1,090
Met Trn Auth-A2-Babs	5.36%	11/15/2023	410		443
Mizuho Financial Group Sr Unsec 144A	3.48%	4/12/2026	1,026		1,095
Morgan Stanley Sr Unsec	3.63%	1/20/2027	1,779		1,930
Morgan Stanley Sr Unsec	3.59%	7/22/2028	684		738
New York Life Global Fdg Sec 144A	0.41%	1/21/2022	479		479
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nissan Motor Co Sr Unsec 144A	4.35%	9/17/2027	684		739
Nomura Holdings Inc Sr Unsec	3.10%	1/16/2030	547		565
Nvr Inc Sr Unsec	3.00%	5/15/2030	547		569
Ny St Urban Dev-B	2.10%	3/15/2022	581		584
Nys Twy-Txb-B-Babs	5.45%	4/1/2025	1,163		1,293
Olympus Corp Sr Unsec 144A	2.14%	12/8/2026	684		689
Oracle Corp Sr Unsec	2.95%	11/15/2024	1,368		1,424
Pacific Gas & Electric	3.00%	6/15/2028	410		414
Pacific Gas & Electric Sr Unsec	4.25%	8/1/2023	342		354
Pacific Gas & Electric Sr Unsec	3.85%	11/15/2023	547		565
Pinnacle West Capital Sr Unsec	1.30%	6/15/2025	547		539
Rga Global Funding Sec 144A	2.00%	11/30/2026	684		687
Santander Uk Group Hldgs Sr Unsec	3.37%	1/5/2024	684		699
Santander Uk Group Hldgs Sr Unsec Sofr	2.90%	3/15/2032	958		968
Sba Tower Trust Nt Sec 144A 2A C	3.87%	10/8/2049	752		780
Seattle Children Hosp Unsec	1.21%	10/1/2027	616		594
Slclt 2007-1 A4 3Mlib+6Bp	0.22%	5/15/2029	478		473
Slma 2005-7 A4 3Mlib+15Bp	0.27%	10/25/2029	456		454
Smbc Aviation Capital Fi Sr Unsec 144A	4.13%	7/15/2023	684		713
Southern Cal Edison 1St Mtge Sofr	0.69%	4/3/2023	958		959
Standard Charter Sr Unsec 144A	2.68%	6/29/2032	821		807
Stanford University Unsec	1.29%	6/1/2027	479		472
Sumitomo Mitsui Finl Grp Sr Unsec	2.13%	7/8/2030	684		665
Sutter Health Unsec	3.70%	8/15/2028	821		906
U S Treasury Bills	—%	1/25/2022	547		547
U S Treasury Bills	—%	3/8/2022	1,915		1,915
U S Treasury Bills	—%	3/17/2022	684		684
U S Treasury Bills	—%	2/10/2022	4,720		4,720
U S Treasury Bills	—%	2/15/2022	410		410
U S Treasury Bills	—%	3/31/2022	3,352		3,352
U S Treasury Bills	—%	4/21/2022	1,437		1,436
U S Treasury Note	0.13%	11/30/2022	821		819
U S Treasury Note	0.13%	12/31/2022	20,727		20,664
U S Treasury Note	0.38%	8/15/2024	36,666		36,186
U S Treasury Note	0.38%	1/31/2026	10,261		9,929
U S Treasury Note	0.13%	4/30/2023	10,261		10,207
U S Treasury Note	0.25%	6/15/2024	10,261		10,111
U S Treasury Note	0.13%	1/15/2024	2,326		2,297
U S Treasury Note	0.13%	5/31/2023	12,176		12,103
U S Treasury Note	0.13%	7/31/2023	34,203		33,939
Ubs Group Ag Sr Unsec 144A	1.36%	1/30/2027	1,368		1,338
Ubs Group Funding Sr Unsec 144A	4.13%	9/24/2025	239		259
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ut St-Babs-B	3.54%	7/1/2025	1,402		1,466
Verizon Communications Sr Unsec	2.55%	3/21/2031	684		691
Vm Cash Fut Dom Rdr Usd	—%	12/31/2060	112		112
Wells Fargo & Company Sr Unsec	3.20%	6/17/2027	479		505
Wells Fargo & Company Sr Unsec	3.00%	4/22/2026	855		899
Wells Fargo & Company Sr Unsec	3.58%	5/22/2028	684		736
Wells Fargo & Company Sr Unsec Sofr	2.88%	10/30/2030	889		925
Yale University Unsec	0.87%	4/15/2025	1,368		1,355
Uninvested Cash Plus Receivables	3.38%	12/8/2023	—		677
Net Unsettled Trades			—		(15,849)
Net Futures Held			—		5,926
Total Royal Bank of Canada Contract No. Citigroup01					$246,069

American United Life Insurance Company: S00020
Bank 2018-Bn13 A1	3.22%	5/15/2023	1,764		$1,791
Cnh 2019-A A3	3.01%	10/17/2022	653		660
Cnh 2019-C A3	2.01%	7/17/2023	1,983		2,004
Comm 2014-Cr14 A2	3.15%	4/11/2022	960		965
Comet 2021-A1 A1	0.55%	7/15/2024	2,770		2,730
Cgcmt 2019-C7 A1	2.08%	11/15/2024	2,054		2,077
Comm 2013-Lc6 A4	2.94%	12/12/2022	2,989		3,033
Duk 1.731 09/01/22	1.73%	9/1/2022	2,617		2,639
Fnr 2020-47 Ga	2.00%	5/25/2022	403		404
Fhr 4039 Me	2.00%	9/15/2022	82		82
Fhr 4272 Yg	2.00%	11/15/2023	465		472
Fhr 4297 Ca	3.00%	3/15/2022	212		214
Fhr 4486 Jn	2.00%	4/15/2024	423		429
Fhr 4571 Ca	2.50%	11/17/2025	1,311		1,335
Fhr 5057 Ab	2.50%	7/25/2028	3,038		3,069
Gnr 2013-41 Pa	2.50%	6/20/2023	753		763
Gnr 2015-16 Gm	2.00%	10/21/2024	888		896
Gnr 2020-74 Dc	1.00%	10/20/2027	2,752		2,745
Gnr 2021-78 D	2.50%	1/20/2031	2,562		2,660
Narot 2019-C A3	1.93%	3/15/2023	1,336		1,348
Ubscm 2012-C1 A3	3.40%	1/10/2022	67		68
Wfcm 2012-Lc5 A3	2.92%	9/15/2022	3,862		3,901
Woart 2019-B A3	2.59%	9/15/2022	1,427		1,437
Total American United Life Insurance Company: S00020					$35,722

Reinsurance Group of America Contract No. RGA00084
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Abbvie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	3,968		$4,256
American Express Master Trust 2.87 10/15/2024	2.87%	10/15/2024	4,816		4,848
Anheuser-Busch Inbev Sa/Nv 3.65 02/01/2026	3.65%	2/1/2026	1,334		1,452
Anthem, Inc. 2.95 12/01/2022	2.95%	12/1/2022	1,368		1,398
At&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	4,310		4,407
Bank Of America Corp. 3.004 12/20/2023	3.00%	12/20/2023	587		600
Bank Of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	547		598
Bank Of America Corp. 4.183 11/25/2027	4.18%	11/25/2027	616		676
Bank Of America Corp. 4.20 08/26/2024	4.20%	8/26/2024	3,010		3,270
Barclays Plc 4.337 01/10/2028	4.34%	1/10/2028	1,368		1,522
Bayer Ag 4.375 12/15/2028	4.38%	12/15/2028	1,266		1,416
Bayerische Motoren Werke Ag 2.80 04/11/2026	2.80%	4/11/2026	1,368		1,440
Bayerische Motoren Werke Ag 3.15 04/18/2024	3.15%	4/18/2024	718		755
Berkshire Hathaway Energy 2.70 09/15/2030	2.70%	9/15/2030	2,121		2,200
Bnp Paribas Sa 4.375 05/12/2026	4.38%	5/12/2026	855		935
Bnp Paribas Sa 4.375 09/28/2025	4.38%	9/28/2025	1,779		1,947
Bnp Paribas Sa 4.625 03/13/2027	4.63%	3/13/2027	308		345
Boston Properties, Inc. 3.125 09/01/2023	3.13%	9/1/2023	1,163		1,208
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	513		545
British American Tobacco Plc 2.726 03/25/2031	2.73%	3/25/2031	1,779		1,739
Burlington Northern Santa Fe Llc 3.442 06/16/2028	3.44%	6/16/2028	517		563
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	684		750
Cash	0.01%		3,563		3,563
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	1,984		2,197
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	1,847		2,073
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	342		396
Cigna Corp. 4.375 10/15/2028	4.38%	10/15/2028	1,505		1,724
Comcast Corp. 3.95 10/15/2025	3.95%	10/15/2025	752		828
Conocophillips 4.95 03/15/2026	4.95%	3/15/2026	1,505		1,720
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	1,915		2,068
Crh Plc 3.875 05/18/2025	3.88%	5/18/2025	1,300		1,394
Cvs Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,119		1,269
Dominion Energy, Inc. 2.75 03/15/2023	2.75%	3/15/2023	1,334		1,368
Dominion Energy, Inc. 3.375 04/01/2030	3.38%	4/1/2030	1,573		1,683
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	1,984		2,322
Exelon Corp. 2.95 08/15/2027	2.95%	8/15/2027	684		729
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Exelon Corp. 3.15 10/15/2025	3.15%	10/15/2025	1,293		1,379
Exxon Mobil Corp. 3.482 03/19/2030	3.48%	3/19/2030	1,573		1,738
Fannie Mae 2.00 01/01/2051	2.00%	1/1/2051	3,516		3,527
Fannie Mae 2.00 11/01/2050	2.00%	11/1/2050	5,632		5,645
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	2,742		2,855
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	7,277		7,496
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	13,496		13,984
Fannie Mae 2.50 09/01/2050	2.50%	9/1/2050	9,833		10,110
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	8,723		8,994
Fannie Mae 2.837 10/01/2047	2.84%	10/1/2047	331		344
Fannie Mae 3.014 10/01/2047	3.04%	10/1/2047	137		143
Fannie Mae 3.054 07/01/2047	3.06%	7/1/2047	1,413		1,475
Fannie Mae 3.085 07/01/2047	3.09%	7/1/2047	1,405		1,467
Fannie Mae 3.168 06/01/2047	3.17%	6/1/2047	900		942
Fannie Mae 3.317 10/01/2049	3.31%	10/1/2049	1,520		1,576
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	3,785		4,059
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	3,741		4,092
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	2,822		3,071
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	1,650		1,797
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	276		303
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	982		1,073
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	1,071		1,177
Ford Motor Credit Co. Llc 4.063 11/01/2024	4.06%	11/1/2024	616		652
Ford Motor Credit Co. Llc 4.375 08/06/2023	4.38%	8/6/2023	3,215		3,402
Freddie Mac 3.148 05/01/2047	3.15%	5/1/2047	147		154
Freddie Mac 3.337 07/01/2047	3.34%	7/1/2047	138		141
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	156		160
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	380		411
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	1,825		1,981
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	2,620		2,896
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	3,470		3,841
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	482		523
Freddie Mac Pool 2.00 08/01/2050	2.00%	8/1/2050	6,911		6,933
Freddie Mac Pool 2.50 02/01/2051	2.50%	2/1/2051	2,917		2,998
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	5,093		5,269
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	5,805		5,964
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	4,853		5,050
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,454		1,506
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	4,046		4,175
Freddie Mac Pool 2.50 10/01/2050	2.50%	10/1/2050	4,103		4,233
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	2,643		2,716
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Freddie Mac Pool 2.50 12/01/2035	2.50%	12/1/2035	8,251		8,590
Hsbc Holdings Plc 2.848 06/04/2031	2.85%	6/4/2031	1,368		1,387
Hsbc Holdings Plc 4.25 08/18/2025	4.25%	8/18/2025	1,744		1,903
Imperial Brands Plc 3.875 07/26/2029	3.88%	7/26/2029	1,368		1,472
Jpmorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	1,129		1,146
Jpmorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	752		782
Jpmorgan Chase & Co. 3.375 05/01/2023	3.38%	5/1/2023	410		425
Jpmorgan Chase & Co. 3.625 12/01/2027	3.63%	12/1/2027	479		517
Jpmorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	1,915		2,240
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,215		3,486
Lloyds Banking Group Plc 4.582 12/10/2025	4.58%	12/10/2025	1,266		1,384
Nextera Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	1,779		1,761
Nextera Energy, Inc. 2.85 04/01/2025	2.85%	4/1/2025	616		647
Occidental Petroleum Corp. 3.20 08/15/2026	3.20%	8/15/2026	1,437		1,498
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	342		348
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	3,489		3,426
Prosus Nv 3.061 07/13/2031	3.06%	7/13/2031	2,599		2,571
Prosus Nv 3.68 01/21/2030	3.68%	1/21/2030	1,813		1,895
Relx Plc 3.00 05/22/2030	3.00%	5/22/2030	1,368		1,439
Slm Student Loan Trust 0.29388 07/25/2040	0.29%	7/25/2040	3,543		3,443
Slm Student Loan Trust 0.72388 01/25/2041	0.72%	1/25/2041	867		867
Slm Student Loan Trust 0.75388 01/25/2040	0.75%	1/25/2040	1,916		1,916
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	2,428		2,648
Target Corp. 2.65 09/15/2030	2.65%	9/15/2030	1,437		1,517
Tc Energy Corp. 4.10 04/15/2030	4.10%	4/15/2030	1,505		1,692
The Sherwin-Williams Co. 3.45 06/01/2027	3.45%	6/1/2027	1,368		1,484
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,505		1,646
The Williams Companies, Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,642		1,737
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	1,779		1,787
T-Mobile U.S., Inc. 3.75 04/15/2027	3.75%	4/15/2027	718		783
Toyota Auto Receivables Owner Trust 1.66 09/15/2025	1.66%	9/15/2025	1,484		1,504
U.S. Treasury Note/Bond 0.125 01/31/2023	0.13%	1/31/2023	8,209		8,185
U.S. Treasury Note/Bond 0.125 04/30/2022	0.13%	4/30/2022	5,472		5,474
U.S. Treasury Note/Bond 0.125 04/30/2023	0.13%	4/30/2023	6,716		6,682
U.S. Treasury Note/Bond 0.125 05/31/2022	0.13%	5/31/2022	5,343		5,342
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	U.S. Treasury Note/Bond 0.125 06/30/2022	0.13%	6/30/2022	4,173		4,171
	U.S. Treasury Note/Bond 0.125 08/31/2023	0.13%	8/31/2023	8,900		8,825
	U.S. Treasury Note/Bond 0.125 09/30/2022	0.13%	9/30/2022	2,346		2,344
	U.S. Treasury Note/Bond 0.125 10/15/2023	0.13%	10/15/2023	397		393
	U.S. Treasury Note/Bond 0.125 11/30/2022	0.13%	11/30/2022	14,365		14,334
	U.S. Treasury Note/Bond 0.25 06/15/2024	0.25%	6/15/2024	1,478		1,456
	U.S. Treasury Note/Bond 0.375 03/31/2022	0.38%	3/31/2022	6,841		6,852
	U.S. Treasury Note/Bond 0.50 11/30/2023	0.50%	11/30/2023	10,268		10,233
	U.S. Treasury Note/Bond 0.75 11/15/2024	0.75%	11/15/2024	7,901		7,864
	U.S. Treasury Note/Bond 0.875 06/30/2026	0.88%	6/30/2026	1,738		1,710
	Umbs Tba 2.50 01/01/2051	2.50%	1/1/2051	9,194		9,380
	United Parcel Service, Inc. 4.45 04/01/2030	4.45%	4/1/2030	1,334		1,585
	Unitedhealth Group, Inc. 2.95 10/15/2027	2.95%	10/15/2027	1,368		1,468
	Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,472		1,460
	Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	342		357
	Wells Fargo & Co. 3.45 02/13/2023	3.45%	2/13/2023	1,300		1,354
	Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	2,976		3,489
	Zoetis, Inc. 4.50 11/13/2025	4.50%	11/13/2025	1,334		1,476
	Total Reinsurance Group of America Contract No. RGA00084					$352,831
	Total synthetic GICs					1,643,039
	Total investments					$51,743,221

*	Loans receivables from participants
	139 loans carrying an interest rate of 4.25% to 6.50% with maturity dates through 2040					1,046,211

	Other Investment Liabilities
	Payable In Brazil Real			(61)		$(11)
	Payable In Canadian Dollar			(20)		(15)
	Payable In Euro Currency Unit			(10)		(11)
	Payable In Hong Kong Dollar			(1,954)		(250)
	Payable In Japanese Yen			(42,930)		(372)
	Payable In Pound Sterling			(1)		(1)
	Payable In Russian Ruble (New)			(73,536)		(975)
	Payable In U.S. Dollar			(3,222)		(3,222)
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2021

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Total Other Investment Liabilities					$(4,857)
Total					$52,784,575

*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Global Head of Human Resources

Date: June 23, 2022

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.